Exhibit 3.1

Second Amended and Restated

Agreement of Limited Partnership

American Energy Capital Partners – Energy Recovery Program, LP

April 29, 2015

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Second Amended and Restated

Agreement of Limited Partnership

of

American Energy Capital Partners – Energy Recovery Program, LP

This Second Amended and Restated Agreement of Limited Partnership of American Energy Capital Partners – Energy Recovery Program, LP formerly known as American Energy Capital Partners, LP, dated as of April 29, 2015, is entered into by and between American Energy Capital Partners GP LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who currently are or who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

Article I.

Definitions

Section 1.1           Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Administrative Costs” means all customary and routine expenses incurred by the General Partner for the conduct of Partnership administration, including legal, finance, accounting, secretarial travel, office rent, telephone, data processing and other items of a similar nature, but excluding Organization and Offering Expenses incurred by the General Partner and its Affiliates on behalf of the Partnership. No Administrative Costs charged shall be duplicated under any other category of expense or cost and no portion of the salaries, benefits, compensation or remuneration of controlling persons of the General Partner shall be reimbursed by the Partnership as Administrative Costs. Controlling persons include directors, executive officers and those holding a 5% or more equity interest in the General Partner or a person having power to direct or cause the direction of the General Partner, whether through the ownership of voting securities, by contract, or otherwise.

“Administrator” means, with respect to any state, the official or agency administering the securities laws of such state.

“Affiliate” means, with respect to any specified Person, (a) any person directly or indirectly owning, controlling, or holding with power to vote 10 percent or more of the outstanding voting securities of such specified person; (b) any person 10 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such specified person; (c) any person directly or indirectly controlling, controlled by, or under common control with such specified person; (d) any officer, director, trustee or partner of such specified person, and (e) if such specified person is an officer, director, trustee or partner, any person for which such person acts in any such capacity. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of American Energy Capital Partners – Energy Recovery Program, LP, as it may be amended, supplemented or restated from time to time.

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“Assessments” means additional amounts of capital which may be mandatorily required of or paid voluntarily by a Unitholder beyond his subscription commitment.

“Assets” means all of the assets of the Partnership Group, including, without limitation, (a) the Leases; (b) the Wells; (c) the Reserves properly allocable to the Leases and Wells; (d) all royalty interests, overriding royalty interests, production payments, net profits interests and other interests in oil and gas properties; (e) all tangible personal property, equipment, machinery, inventory, supplies, spare parts, fixtures and improvements that are a part of any Lease or Well or are owned by or in the possession of the Owner; and (f) all files, records and business data that relate to any Lease or Well or any business of the Operating Subsidiary.

“Assignee” means any Person who is transferred a Partnership Interest pursuant to the terms of this Agreement.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means the Available Cash of the Partnership and its Subsidiaries determined on a consolidated basis as of the end of each Calendar Month prior to the dissolution of the Partnership and its Subsidiaries, consisting of the cash on hand as of the end of such Month (representing the proceeds from the sale of crude oil, natural gas and other hydrocarbons from the properties of the Partnership and its Subsidiaries, net proceeds from sales of the properties of the Partnership and its Subsidiaries, net proceeds from the hedging activities of the Partnership and its subsidiaries, other receipts from the operations of the Partnership and its Subsidiaries and, if the General Partner so determines, in its sole and absolute discretion, Capital Contributions of the Partners and the proceeds of borrowings by the Partnership or its Subsidiaries), less cash determined by the General Partner, in its sole and absolute discretion, to be necessary or appropriate for operating expenses, capital expenditures, debt service and other contractual obligations of the Partnership and its Subsidiaries, and reserves for future capital (including future acquisitions and development operations) and operating requirements of the Partnership and its Subsidiaries that the General Partner determines to be necessary or appropriate. Available Cash for each Month will be determined by the General Partner following the end of each Month after the Initial Closing Date and continuing until the first to occur of the Listing Date (at which time the Partnership may implement a quarterly distribution policy) and the dissolution of the Partnership and its Subsidiaries. Notwithstanding the foregoing, in no event shall funds be advanced or borrowed by the Partnership for distributions to the General Partner and the Unitholders if the amount of the distributions would exceed the Partnership’s accrued and received revenues for the previous four quarters, less paid and accrued Operating Costs with respect to the revenues. The determination of revenues and costs shall be made in accordance with generally accepted accounting principles, consistently applied.

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“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances: (i) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978 (the “Bankruptcy Code”) or any present or future applicable federal or state statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to, or acquiesce in, the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within 20 days after entry of such order, judgment or decree); (ii) an involuntary case or other proceeding shall be commenced against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal or state statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 90 consecutive days, (iii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal or state statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of 90 days (whether or not consecutive); (iv) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due; or (v) such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” or “Board” means, with respect to the General Partner, the following, as applicable: (i) if the General Partner is a member managed limited liability company, the board of directors or similar governing body of the managing member of the General Partner; (ii) if the General Partner is a limited liability company (other than a member managed limited liability company) or a corporation, the board of directors or similar governing body of the General Partner; or (iii) if the General partner is a limited partnership, the board of directors or similar governing body of the general partner of the General Partner.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” has the meaning assigned to such term in Exhibit B.

“Capital Contribution” means any cash, cash equivalents or the net Agreed Value (as defined in Exhibit B) of Contributed Property (as defined in Exhibit B) that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner.

“Capital Expenditures” means those costs associated with property acquisition and the drilling and completion of oil and gas wells which are generally accepted as capital expenditures pursuant to the provisions of the Internal Revenue Code.

“Carried Interest” means an equity interest in a Program issued to a person without consideration, in the form of cash or tangible property, in an amount proportionately equivalent to that received from the Participants.

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“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement issued by the Partnership evidencing ownership of Common Units, or (ii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of Incentive Distribution Rights and Subordinated Units.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Change of Control” means the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding membership interests of the General Partner; provided, however, that the Persons who, from time to time, own equity interests in the Qualifying Owners will not be deemed Beneficial Owners of the membership interests of the General Partner by reason of the ownership of such equity interests and provided further that if an entity ceases to be a Beneficial Owner it shall not be deemed to be a Change of Control if the Beneficial Owners of such entity continue to be the Beneficial Owners of the membership interests in the General Partner previously owned by such entity.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Interest” has the meaning assigned to such term in Section 11.3(i).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Limited Partner Interest representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit prior to the conversion of such Subordinated Unit into a Common Unit pursuant to the terms hereof.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner to be formed after the Listing Date composed entirely of two or more directors, each of whom (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the Partnership Group other than Units and (d) is determined by the Board of Directors to be independent under the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

“Contract Sales Price” means the total consideration received, including any “carried interest” consideration or deferred or “earn-out” payments when received, by any Group Member for the sale or other disposition of any Assets (other than sales of oil, gas and other hydrocarbons produced from the Assets in the ordinary course of business). With respect to any sale or disposition of Assets that consists, in whole or in part, of the receipt by the Partnership or the Operating Subsidiary of non-cash consideration, such non-cash consideration shall be determined to have the fair market value mutually agreed by the General Partner and the Manager.

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“Cost” when used with respect to property, means (a) the sum of the prices paid by the seller to an unaffiliated person for such property, including bonuses; (b) title insurance or examination costs, brokers' commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of such property; (c) a pro rata portion of seller's actual necessary and reasonable expenses for seismic and geophysical services; and (d) rentals and ad valorem taxes paid by the seller with respect to such property to the date of its transfer to the buyer, interest and points actually incurred on funds used to acquire or maintain such property, and such portion of the seller's reasonable, necessary and actual expenses for geological, engineering, drafting, accounting, legal and other like services allocated to the property cost in conformity with generally accepted accounting principles and industry standards, except for expenses in connection with the past drilling of wells which are not producers of sufficient quantities of oil and gas to make commercially reasonable their continued operations, and provided that the expenses enumerated in this subsection (d) hereof shall have been incurred not more than 36 months prior to the purchase by the program; provided that such period may be extended, at the discretion of the Administrator, upon proper justification. When used with respect to services, "cost" means the reasonable, necessary and actual expenses incurred by the seller on behalf of the program in providing such services, determined in accordance with generally accepted accounting principles. As used elsewhere, "cost" means the price paid by the seller in an arm's-length transaction.

“Current Market Price” of any class of Limited Partner Interests means (a) prior to the Listing Date, the fair value of any Unit as determined by the General Partner or (b) after the Listing Date, with respect to Common Units, on or after 20 Trading Days (as hereinafter defined) following the Listing Date, the average of the daily Closing Prices (as hereinafter defined) per Common Unit for the 20 consecutive Trading Days immediately prior to such date of determination. As used in this definition of Current Market Price, “Closing Price” for any day means the last sale price on such day, regular way, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which Units are listed or admitted to trading or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner and “Trading Day” means a day on which the principal National Securities Exchange on which such Units are listed or admitted for trading is open for the transaction of business.

“Dealer Manager” means Realty Capital Securities, LLC, a broker-dealer that is an affiliate of the General Partner, or any other affiliated or unaffiliated broker dealer who enters into a Dealer Manager Agreement with the Partnership and offers and sells Units.

“Dealer Manager Agreement” means the agreement with Realty Capital Securities, LLC, filed as an Exhibit to the Registration Statement, and any similar agreement with a broker dealer to offer and sell Units.

“Dealer Manager Fees” means the fees payable to the Dealer Manager pursuant to the Dealer Manager Agreement.

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“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Depository” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Developed Reserves” means reserves of any category that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

“Development Well” means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Direct Costs” means all actual and necessary costs directly incurred for the benefit of the Partnership and generally attributable to the goods and services provided to the Partnership by parties other than the General Partner or its Affiliates. Direct Costs shall not include any cost otherwise classified as Organization and Offering Expenses, Administrative Costs, Operating Costs or property costs. Direct Costs may include the cost of services provided by the General Partner or its Affiliates if such services are provided pursuant to written contracts and in compliance with Section 7.11(iv).

“Distribution Date” has the meaning provided in Section 6.1.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture under any federal, state or local law or regulation, including any governmental permit, endorsement or other authorization, of any of its properties or any interest therein.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(i).

“Exploratory Well” means a well drilled to find commercially productive hydrocarbons in an unproved area, to find a new commercially productive horizon in a field previously found to be productive of hydrocarbons at another horizon, or to significantly extend a known prospect.

“Farmout” means an agreement whereby the owner of the leasehold or working interest agrees to assign his interest in certain specific acreage to the assignees, retaining some interest such as an overriding royalty interest, an oil and gas payment, offset acreage or other type of interest, subject to the drilling of one or more specific wells or other performance as a condition of the assignment.

“General Partner” means American Energy Capital Partners GP, LLC or “AECP GP, LLC,” a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as a general partner of the Partnership, in its capacity as a general partner of the Partnership (except as the context otherwise requires).

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“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interests held by it), and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“GP Disposition Fee” has the meaning assigned to such term in Section 7.2(ii).

“Gross Proceeds” means the aggregate sales price of all Common Units issued by the Partnership to purchasers of such Units in the offering of such Units, without deduction for the Dealer Manager Fee, Selling Commissions (as defined in the Management Agreement), volume discounts, any marketing expense and due diligence expense reimbursement or Organization and Offering Expenses.

“Group” means two or more Persons that, with or through any of its Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

“Holdings” means AECP Holdings, LLC, an Oklahoma limited liability company, in its capacity as holder of Incentive Distribution Rights.

“Horizon” means a zone of a particular formation; that part of a formation of sufficient porosity and permeability to form a petroleum reservoir.

“Incentive Distribution Rights” means non-voting Limited Partner Interests issued to the General Partner and Holdings in connection with the execution of this Agreement, which Limited Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided for in this Agreement with respect to Incentive Distribution Rights.

“Incentive Performance Distribution” has the meaning assigned to such term in Section 6.4.

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“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, manager, managing member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Independent Expert” means a person with no material relationship to the General Partner who is qualified and who is in the business of rendering opinions regarding the value of oil and gas properties based upon the evaluation of all pertinent economic, financial, geologic and engineering information available to the General Partner.

“Initial Closing Date” means the date, which shall not be after the Offering Termination Date, after the minimum amount of subscription proceeds required by Section 5.5(ii) has been received when subscription proceeds are first withdrawn by the Partnership from the escrow account and deposited into a Partnership account.

“Interim Closing Date” means each of those date(s) after the Initial Closing Date, but before the Offering Termination Date, that the General Partner, in its sole discretion, accepts additional subscriptions to purchase Units, and issues Units to the persons who have executed Subscription Agreements in consideration for payment to the Partnership of the subscription price for such Units. Each Interim Closing Date shall be as of the last day of a Month.

“IRS Notice” has the meaning assigned to such term in Section 5.9.

“Landowner’s Royalty Interest” means an interest in production, or the proceeds therefrom, to be received free and clear of all costs of development, operation, or maintenance, reserved by a landowner upon the creation of an oil and gas lease.

“Leases” means the oil, gas and mineral leases and operating rights owned by any Group Member.

“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement, and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

“Limited Partner Interest” means the equity ownership interest of a Limited Partner or Assignee in the Partnership which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by applicable law.

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“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Liquidity Event” has the meaning assigned to such term in Section 6.4.

“Liquidity Event Performance Distribution Amount” means, as of the date of determination, with respect to a Unit, an amount equal to the product of (a) 12.5% multiplied by (b) the excess, if any, of the Liquidity Event Sale Price over the Unrecovered Purchase Price Amount for all Units Outstanding.

“Liquidity Event Sale Price” means the price paid to the Partnership in the Liquidity Event, net of expenses and net of the payment of all Partnership debts and obligations, and such other factors, if any, as the General Partner determines in good faith to be appropriate.

“Listing” means the listing of the Common Units for trading on a National Securities Exchange.

“Listing Date” means the date, if any, that the Common Units are first approved for listing on a National Securities Exchange and the Common Units commence trading regular way on such National Securities Exchange.

“Listing Performance Distribution Amount” means, as of the date of determination, with respect to a Common Unit, the excess, if any, of the Current Market Price of a Common Unit over the Unrecovered Purchase Price Amount of such Common Unit.

“Loan(s)” means any indebtedness or obligation in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit, volumetric production payments, or similar instruments, including secured loans and mezzanine loans.

“Management Agreement” means the Management Services Agreement dated June 16, 2014, by and among the Partnership, the Manager and the Operating Subsidiary, as such agreement may be amended from time to time.

“Manager” means AECP Management, LLC, an Oklahoma limited liability company, in its capacity as the Manager under the Management Agreement.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Month” means any calendar month.

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“NASAA Guidelines” means the guidelines for the Registration of Oil and Gas Programs adopted by the North American Securities Administrators Association, Inc. on September 22, 1976, as amended on October 12, 1977; October 31, 1979; April 23, 1983; July 1, 1984; September 3, 1987; September 14, 1989; October 24, 1991; and May 7, 2007, and as may be further amended, supplemented or restated from time to time or any successor to such guidelines.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute, or the Nasdaq Global Market, Nasdaq Global Select Market, or any successor thereto.

“Non-Capital Expenditures” or “Intangible Drilling Costs” means those expenditures associated with property acquisition and the drilling and completion of oil and gas wells that under present law are generally accepted as fully deductible currently for federal income tax purposes.

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the substituted Limited Partner pursuant to Section 4.9.

“Offering Termination Date” means a date after the minimum amount of subscription proceeds has been received on which the General Partner determines, in its sole discretion, that the Partnership’s subscription period is closed and the acceptance of subscriptions ceases, which may be any date up to and including May 8, 2016 unless this offering is extended by the General Partner until no later than August 8, 2016 pursuant to a supplement to the Prospectus. Notwithstanding the preceding sentence, the Offering Termination Date may not extend beyond the time that subscriptions for the maximum number of Interests set forth in Section 5.5(i) have been received and accepted by the General Partner.

“Operating Costs” means expenditures made and costs incurred in producing and marketing oil or natural gas or natural gas liquids from completed wells, including, in addition to labor, fuel, repairs, hauling, materials, supplies, utility charges and other costs incident to or therefrom, ad valorem and severance taxes, insurance and casualty loss expense, and compensation to well operators or others for services rendered in conducting such operations.

“Operating Subsidiary” means AECP Operating Company, LLC, a Delaware limited liability company of which the Partnership is the sole member, and any successors thereto.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other Person selecting such counsel or obtaining such opinion.

“Organization and Offering Expenses” means all costs of organizing and selling the offering, including but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and their experts, expenses of qualification of the sale of the securities under Federal and State law, including taxes and fees, accountants' and attorneys' fees and other front-end fees.

“Organizational Limited Partner” means American Energy Capital Limited Partner, LLC, a Delaware limited liability company, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

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“Outstanding” means, with respect to Units, all Units that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that after the Listing Date if at any time any Person or Group (other than the General Partner and its Affiliates or the Manager and its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class, all Partnership Interests of such class owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of such class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors or (iv) any Person or Group who prior to the Listing Date acquired beneficial ownership of Partnership Units constituting 20% or more of the Outstanding Partnership Interests as of the Listing Date.

“Overriding Royalty Interest” means an interest in the oil and gas produced pursuant to a specified oil and gas lease or leases, or the proceeds from the sale thereof, carved out of the working interest, to be received free and clear of all costs of development, operation, or maintenance.

“Participant” means the General Partner to the extent it purchases Units and the Limited Partners.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means American Energy Capital Partners – Energy Recovery Program, LP, a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means any equity interest, including any class or series of equity interest, in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Register” means a register maintained on behalf of the Partnership by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent’s books and transfer records, with respect to each class of Partnership Interests in which all Record Holders and transfers of such class of Partnership Interests are registered or otherwise recorded.

“Percentage Interest” means, as of any date of determination as to any Unitholder with respect to Units of any class, the quotient of the number of Units of such class held by such Unitholder divided by the total number of Outstanding Units of such class. The Percentage Interest with respect to Incentive Distribution Rights shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other legal entity.

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“Plan of Conversion” is defined in Section 14.1.

“Production Purchase or Income Program” means any program whose investment objective is to directly acquire, hold, operate and/or dispose of producing oil and gas properties. Such a program may acquire any type of ownership interest in a producing property, including but not limited to, working interests, royalties, or production payments. A program which spends at least 90% of capital contributions and funds borrowed (excluding offering and organizational expenses) in the above described activities is presumed to be a production purchase or income program.

“Program” means one or more limited or general partnerships or other investment vehicles formed, or to be formed, for the primary purpose of exploring for oil, gas and other hydrocarbon substances or investing in or holding any property interests which permit the exploration for or production of hydrocarbons or the receipt of such production or the proceeds thereof (a prospectus may offer a series of programs with individual programs being formed in sequence).

“Pro Rata” means (a) when used with respect to Units, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners and Assignees or Record Holders, apportioned among all Partners and Assignees or Record Holders in accordance with their relative Percentage Interests, and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Property Acquisition” means any acquisition or proposed acquisition of producing or non-producing oil and gas properties (generally consisting of Leases and Wells) where such properties are located onshore in the United States.

“Prospect” means an area covering lands which are believed by the General Partner to contain subsurface structural or stratigraphic conditions making it susceptible to the accumulations of hydrocarbons in commercially productive quantities at one or more Horizons. The area, which may be different for different Horizons, shall be designated by the General Partner in writing prior to the conduct of Partnership operations and shall be enlarged or contracted from time to time on the basis of subsequently acquired information to define the anticipated limits of the associated hydrocarbon reserves and to include all acreage encompassed therein. A "Prospect" with respect to a particular Horizon may be limited to the minimum area permitted by state law or local practice, whichever is applicable, to protect against drainage from adjacent wells if the well to be drilled by the Partnership is to a Horizon containing Proved Reserves.

“Prospectus” means the prospectus and any supplement filed as part of the Registration Statement.

“Proved Reserves” means those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(a)	the area identified by drilling and limited by fluid contacts, if any; and

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(b)	adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)	In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)	Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(a)	successful testing by a pilot project, in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(b)	the project has been approved for development by all necessary parties and entities, including governmental entities.

(v)	Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“Proved Undeveloped Reserves” means reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion, provided that:

(i)	Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)	Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii)	Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

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“Qualifying Owners” means the beneficial owners of the General Partner on the date of this Agreement and the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of such a beneficial owner and a partnership, limited liability company, corporation, trust, private foundation or custodianship, the beneficiaries of which include the current beneficial owners of the General Partner, his or her spouse (or ex-spouse) or his or her lineal descendants (including adopted) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the estate of a deceased beneficiary.

“Quarter” means, unless the context requires otherwise, a calendar quarter of the Partnership ending March 31, June 30, September 30 and December 31, or with respect to the first calendar quarter that includes the Initial Closing Date, the portion of such calendar quarter from and after such Initial Closing Date.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of the Record Holders entitled to receive any report or distribution.

“Record Holder” means (a) with respect to the Units of any class, the Person in whose name a Unit of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other Partnership Interests of any class, the Person(s) in whose name(s) any such other Partnership Interest of such class is registered on the books that the General Partner has caused to be kept as of the opening of business on a particular Business Day.

“Recovered Amount” means, as of the date of determination, with respect to each Unit, the aggregate amount of all distributions after the Offering Termination Date received by the applicable Unitholder and, if such Unit has been transferred since its original issuance, each of the predecessor owners in respect of such Unit, pursuant to Section 6.2(ii) (or treated as made thereunder pursuant to Section 12.4(iii)).

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (SEC Registration No. 333-192852) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Units.

“Reserves” means estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Roll-Up” means a transaction involving the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the program and the issuance of securities of a roll-up entity. Such term does not include:

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(i)	a transaction involving securities of the program that have been listed for at least 12 months on a national exchange or traded through the National Association of Securities Dealers Automated Quotation National Market System; or

(ii)	a transaction involving the conversion to corporate, trust or association form of only the program if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(a)	voting rights;

(b)	the term of existence of the program;

(c)	sponsor compensation; or

(d)	the program's investment objectives.

“Roll-Up Entity” means a partnership, trust, corporation or other entity that would be created or survive after the successful completion of a proposed roll-up transaction.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Special Approval” means, after the Listing Date, approval by a majority of the members of the Conflicts Committee acting in good faith (as such term is used in Section 7.10(ii)).

“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, a program or any person who will manage or is entitled to manage or participate in the management or control of a program. "Sponsor" includes the managing and controlling general partner(s) and any other person who actually controls or selects the person who controls 25% or more of the exploratory, developmental or producing activities of the program, or any segment thereof, even if that person has not entered into a contract at the time of formation of the program. "Sponsor" does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of units. Whenever the context of this Agreement so requires, the term "Sponsor" shall be deemed to include its affiliates.

“Subordinated Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement, including Exhibit C, and as may be determined by the General Partner from time to time. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subscription Agreement” means the agreement pursuant to which a prospective Limited Partner subscribes to purchase Units, including all riders and exhibits thereto, a form of which is filed as an Exhibit to the Prospectus.

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“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(ii) .

“Target Annual Distribution” means for each Outstanding Unit, an amount equal to the Targeted Rate multiplied by $20, which is equal to an annual distribution rate of $1.20 per Unit.

“Targeted Rate” means a non-compounded rate of 6.0% per annum which begins to accrue on the Initial Closing Date or, if later, the date on which a Unitholder’s subscription funds are received by the Partnership.

“Transfer” has the meaning assigned to such term in Section 4.4(i).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Units; provided, that unless a transfer agent is appointed by the General Partner, the General Partner shall act in such capacity with respect to Incentive Distribution Rights.

“Unit” means (a) prior to the Listing, a Common Unit, and (b) after the Listing, a Common Unit or Subordinated Unit, if any.

“Unit Majority” means, with respect to any class of Units, at least a majority of the Outstanding Units of such class voting as a class.

“Unitholders” means the holders of Units.

“Unitholders List” has the meaning assigned to such term in Section 10.1(ii).

“Unrecovered Purchase Price Amount” means, as of the date of determination, with respect to each Outstanding Unit, an amount equal to the excess, if any, of $20.00 over the Recovered Amount, or, if there is no such excess as of the date of such determination, the Unrecovered Purchase Price Amount shall be equal to zero (0).

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Wells” means all oil, gas and other hydrocarbon wells now owned or hereafter participated in or acquired by any Group Member.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(ii).

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“Working Interest” means an interest in an oil and gas leasehold which is subject to some portion of the costs of development, operation, or maintenance.

Section 1.2           Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by applicable law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

Article II.

Organization

Section 2.1           Formation.

The General Partner and the Organizational Limited Partner previously formed the Partnership on October 30, 2014, as a limited partnership pursuant to the provisions of the Delaware Act. The First Amended and Restated Agreement of Limited Partnership of American Energy Capital Partners – Energy Recovery Program, LP, formerly known as American Energy Capital Partners, LP, is hereby amended and restated in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2           Name.

The name of the Partnership shall be “American Energy Capital Partners – Energy Recovery Program, LP.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Unitholders of such change in the next regular communication to the Unitholders.

Section 2.3           Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Services Company. The principal office of the Partnership shall be located at 405 Park Avenue, New York, New York 10022, or such other place as the General Partner may from time to time designate by notice to the Unitholders. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 405 Park Avenue, New York, New York 10022, or such other place as the General Partner may from time to time designate by notice to the Unitholders.

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Section 2.4           Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member (other than the General Partner and its Affiliates); provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Section 2.5           Powers.

The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6           Power of Attorney.

(i)          Each Unitholder hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(a)          execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; and (E) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

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(b)           execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Unitholders or of the Unitholders of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(i) (b) only after the necessary vote, consent or approval of the Unitholders or of the Unitholders of such class or series, as applicable.

Nothing contained in this Section 2.6(i) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(ii)         The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Unitholder and the transfer of all or any portion of such Unitholder’s Partnership Interest and shall extend to such Unitholder’s heirs, successors, assigns and personal representatives. Each such Unitholder hereby agrees to be bound by any representation made by the General Partner or the Liquidator pursuant to such power of attorney; and each such Unitholder, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator under such power of attorney. Each Unitholder shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7           Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XIII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

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Section 2.8           Title to Partnership Assets.

Title to Partnership Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership Assets or any portion thereof. Title to any or all of the Partnership Assets may be held in the name of the Partnership, the General Partner, one or more of the General Partner’s Affiliates or one or more of the General Partner’s nominees, which may include the third-party operator or the Manager or an Affiliate of the Manager, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership Assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held (a) by the General Partner or such Affiliate or nominee temporarily to facilitate the acquisition of properties and solely for the use and benefit of the Partnership in accordance with the provisions of this Agreement or (b) on a permanent basis by a special nominee entity organized by the General Partner for the sole purpose of holding of record title for oil and gas properties if such nominee engages in no other business and incurs no other liabilities and the Partnership has received either a ruling from the Internal Revenue Service or an opinion of qualified tax counsel to the effect that such arrangement does not change the ownership status of the Partnership for federal income tax purposes; provided, however, that the General Partner shall use reasonable efforts to cause record title to such Assets (other than those Assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such Assets in a manner satisfactory to the General Partner. All Partnership Assets shall be recorded as the property of the Partnership in the Partnership’s books and records, irrespective of the name in which record title to such Partnership Assets is held.

Article III.

Rights of Unitholders

Section 3.1           Limitation of Liability of Limited Partners.

None of the Limited Partners shall have any liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2           Management of Business.

No Unitholder, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3           Outside Activities of the Unitholders.

Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Unitholders, any Unitholder shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Unitholder.

Section 3.4           Rights of Unitholders.

(i)           In addition to other rights provided by this Agreement, and except as limited by Section 3.4(ii), each Unitholder shall have the right, for a purpose reasonably related to such Unitholder’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Unitholder’s own expense:

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(a)          to obtain from the General Partner either (A) after the Listing Date, the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and Form 8-K or (B) if the Partnership is not subject to the reporting requirements of the Securities Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Unitholder in satisfaction of the requirements of this Section 3.4(i)(a) if posted on or accessible through the Partnership’s or the Commission’s website);

(b)          to obtain true and full information regarding the status of the business and financial condition of the Partnership, including all relevant financial and engineering reports;

(c)          to obtain a copy of the Unitholders List printed in alphabetical order, on white paper, and in a readily readable type size (which shall be no smaller than 10-point type) within 10 days of such demand or to obtain access to such Unitholders List at the Partnership’s office, provided that the purposes for which a Unitholder may request a copy of the Unitholders List include, without limitation, matters relating to Unitholder’s voting rights under this Agreement and the exercise of the Unitholder’s rights under the federal proxy laws and if the General Partner neglects or refuses to exhibit, produce, or mail a copy of the Unitholder List as requested, the General Partner shall be liable to any Unitholder requesting the list for the costs, including attorneys fees, incurred by that Unitholder for compelling the production of the Unitholders List, and for actual damages suffered by any Unitholder by reason of the refusal or neglect. It shall be a defense that the actual purpose and reason for the request for inspection or for a copy of the Unitholders List is to secure the list of Unitholders or other information for the purpose of selling the list or information or copies of the list, or of using the same for a commercial purpose other than in the interest of the applicant as a Unitholder relative to the affairs of the Partnership. The General Partner will require the Unitholder requesting the Unitholders List to represent in writing that the list was not requested for a commercial purpose unrelated to the Unitholder’s interest in the Partnership. The remedies provided under this subsection to Unitholders requesting copies of the Unitholder List are in addition to, and shall not in any way limit, other remedies available to Unitholders under federal law or the laws of any state;

(d)          to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(e)          to obtain true and full information regarding the amount of cash and a description and statement of the net Agreed Value (as defined in Exhibit B) of any Capital Contribution by each other Partner, whether each other Partner has agreed to contribute in the future, and the date on which each other Partner became a Partner; and

(f)          to obtain access to all books and records of the Partnership upon reasonable notice and at a reasonable time, along with the right to inspect and copy such records.

(ii)         To the fullest extent permitted by applicable law, the rights to information granted the Unitholders pursuant to Section 3.4(i) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in the Partnership hereby agrees to the fullest extent permitted by applicable law that they do not have any rights as Partners or interest holders to receive any information either pursuant to Section 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(i).

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(iii)        The General Partner may keep confidential from the Unitholders, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(iv)        Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Record Holders, each other Person or Group who acquires any interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

Section 3.5           Insurance.

The General Partner shall purchase and maintain insurance as the General Partner shall determine necessary to protect the Partnership against potential liabilities, including public liability insurance with limits, including umbrella policy limits, of at least $50 million.

Article IV.

Certificates; Record Holders; Transfer of Partnership Interests;

Redemption of Partnership Interests

Section 4.1           Certificates.

Record Holders of Partnership Interests shall be recorded in the Partnership Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Partnership Register. Upon the Partnership’s issuance of Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Interest and (b) upon the request of any Person owning Incentive Distribution Rights, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Units in global form, the Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Units have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests that are represented by physical certificates (including Unit Certificates), the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

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Section 4.2           Mutilated, Destroyed, Lost or Stolen Certificates.

(i)          If any mutilated Certificate is surrendered to the Transfer Agent (for Units) or the General Partner (for Incentive Distribution Rights), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Units) or the General Partner (for Incentive Distribution Rights) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of securities as the Certificate so surrendered.

(ii)         The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Units) shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(a)          makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(b)          requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(c)          if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(d)          satisfies any other reasonable requirements imposed by the General Partner.

If a Unitholder fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Common Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Unitholder shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(iii)        As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3           Record Holders.

The names and addresses of Record Holders of Partnership Interests as they appear in the Partnership Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize any Record Holder as a Partner with respect to its Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or following the Listing Date, any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interests.

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Section 4.4           Transfer Generally.

(i)          The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise; or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(ii)         No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.

(iii)        Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner or any Unitholder of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Unitholder, and the term “transfer” shall not include any such disposition.

(iv)        The General Partner may create a Common Unit repurchase plan at any time during the term of the Partnership under which the Partnership may voluntarily repurchase Common Units presented to it by Unitholders pursuant to terms and conditions determined by the General Partner in its discretion, provided that any repurchase does not impair the operations of the Partnership and no more than 5% of the outstanding Common Units may be repurchased by the Partnership in any calendar year.

Section 4.5           Registration and Transfer of Limited Partner Interests.

(i)          The General Partner shall keep, or cause to be kept on behalf of the Partnership, the Partnership Register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(ii), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interest evidenced by a Certificate, and subject to the provisions of Section 4.5(ii), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(ii)         Upon the receipt of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Partnership Register.

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(iii)        Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interest until the Certificates evidencing such Limited Partner Interest are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interest evidenced by a Certificate, and subject to the provisions of this Section 4.5(iii), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interest as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Partnership Register.

(iv)        Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.4, (iv) Section 4.8, (v) any contractual provisions binding on any Unitholder and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests (other than Incentive Distribution Rights) shall be freely transferable.

Section 4.6           Transfer of the General Partner’s General Partner Interest; Transfer of Ownership of the General Partner.

(i)          Subject to Section 4.6(ii) below, and except in compliance with , the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of a majority of the Outstanding Common Units voting as a single class (excluding Units owned by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the sale or other transfer by the General Partner of all or substantially all of its assets to such other Person.

(ii)         Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

(iii)        The General Partner shall not permit a General Partner Change of Control to occur unless prior to such General Partner Change of Control the General Partner receives the approval by consent or vote of the holders of a majority of the Outstanding Common Units voting as a single class (excluding Units owned by the General Partner and its Affiliates).

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Section 4.7           Transfer of Incentive Distribution Rights.

A holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to: (a) an Affiliate of such holder; or (b) another Person (other than an individual); in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person; (ii) the transfer by such holder of all or substantially all of its assets to such other Person; or (iii) the sale of all the ownership interests in such holder. Any other transfer of Incentive Distribution Rights prior to the third anniversary of the Offering Termination Date shall require the prior consent or vote of the holders of a majority of the Outstanding Common Units voting as a single class (excluding Units owned by the proposed transferee and its Affiliates). From and after such third anniversary of the Offering Termination Date, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such owner without consent or vote of the holders of Units. No transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

Section 4.8           Restrictions on Transfers.

(i)          Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interest shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(ii)         The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or (ii) preserve the uniformity of any class of the Units. The General Partner may impose such restrictions by amending this Agreement; provided, however, that, after the Listing Date, any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interest is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(iii)        After the Listing Date, nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(iv)        Prior to the Listing Date, each certificate evidencing Common Units shall bear a conspicuous legend in substantially the following form:

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THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF AMERICAN ENERGY CAPITAL PARTNERS – ENERGY RECOVERY PROGRAM, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF AMERICAN ENERGY CAPITAL PARTNERS – ENERGY RECOVERY PROGRAM, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE AMERICAN ENERGY CAPITAL PARTNERS – ENERGY RECOVERY PROGRAM, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). AECP GP LLC, THE GENERAL PARTNER OF AMERICAN ENERGY CAPITAL PARTNERS – ENERGY RECOVERY PROGRAM, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF AMERICAN ENERGY CAPITAL PARTNERS – ENERGY RECOVERY PROGRAM, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. AFTER THE DATE THE UNITS EVIDENCED BY THIS CERTIFICATE ARE LISTED ON A NATIONAL SECURITIES EXCHANGE, THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9           Citizenship Certificates; Non-citizen Assignees.

(i)          If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Unitholder, the General Partner may request any Unitholder to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Unitholder is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Unitholder fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Unitholder is not an Eligible Citizen, the Limited Partner Interests owned by such Unitholder shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Unitholder be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Unitholder in respect of the Non-citizen Assignee’s Limited Partner Interests and shall have all voting and consent rights attributable to the Non-citizen Assignee’s Limited Partner Interests.

(ii)         The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter being voted on.

(iii)        Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

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(iv)        At any time after a Non-Citizen Assignee can and does certify that he has become an Eligible Citizen, such Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interest of such Non-citizen Assignee not redeemed pursuant to Section 4.10, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner , and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner, in respect of the Non-citizen Assignee’s Limited Partner Interest.

Section 4.10         Redemption of Partnership Interests of Non-citizen Assignees.

(i)          If at any time a Unitholder fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(i), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Unitholder is not an Eligible Citizen, the Partnership may, unless the Unitholder establishes to the satisfaction of the General Partner that such Unitholder is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem such Unitholder’s Limited Partner Interest as follows:

(a)          The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Unitholder, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Unitholder would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(b)          The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests and shall be based on and supported by an appraisal of properties prepared by an independent petroleum consultant within 120 days of the commencement date of any such redemption. The redemption price shall be paid in cash.

(c)          Upon surrender by or on behalf of the Unitholder, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Unitholder or his duly authorized representative shall be entitled to receive the payment therefor and the redemption will be considered effective after such payment has been paid.

(d)          After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(ii)         The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

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(iii)        Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

Article V.

Capital Contributions and

Issuance of Partnership Interests

Section 5.1           Organizational Contributions.

In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and was admitted as a Limited Partner of the Partnership. As of the Initial Closing Date, the interest of the Organizational Limited Partner was redeemed and the initial Capital Contribution of the Organizational Limited Partner was refunded. Ninety-nine percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions was allocated and distributed to the Organizational Limited Partner, and the balance thereof was allocated and distributed to the General Partner.

Section 5.2           Offering of Units.

(i)          The Partnership is authorized to admit to the Partnership on the Initial Closing Date, on each Interim Closing Date, and the Offering Termination Date, additional Unitholders whose Subscription Agreements for Units are accepted by the General Partner if, after the admission of the additional Unitholders, the total number of Units of any class sold does not exceed the maximum number of Units of each class set forth in Section 5.5(i) .

(ii)         No action or consent by the Unitholders shall be required for the admission of additional Unitholders pursuant to this Section 5.2.

(iii)        All subscribers’ funds shall be held in an interest bearing account or accounts by an independent escrow agent and shall not be released to the Partnership until the receipt and acceptance of the minimum amount of subscription proceeds set forth in Section 5.5(ii) . Thereafter, subscriptions may be paid directly to a Partnership account.

Section 5.3           Subscriptions by Participants.

The subscription price of a Common Unit shall be $20.00 per Unit. The aggregate subscription price shall be designated on each prospective Unitholder’s Subscription Agreement and payable as set forth in Section 5.7(ii) . The minimum subscription per prospective Unitholder shall be for a minimum of $5,000. Subscriptions for fractional Units shall not be accepted.

Section 5.4           Effect of Subscription.

(i)          Execution of a Subscription Agreement shall serve as an agreement by the prospective Unitholder to be bound by each and every term of this Agreement, if such Subscription Agreement is accepted by the General Partner.

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(ii)         In addition to the General Partner’s required Capital Contributions under Section 5.7(i), the General Partner may subscribe for Units, which amount of Units shall be applied towards the minimum number of Units required to be sold under Section 5.5(ii), and to the extent of such additional subscriptions the General Partner shall be deemed to be a Limited Partner in the Partnership for all purposes under this Agreement.

Section 5.5           Maximum and Minimum Number of Units.

(i)          The maximum number of Units may not exceed 100,000,000 Common Units which is a maximum of $2,000,000,000 of cash subscription proceeds if all Units are subscribed for and issued.

(ii)         The minimum number of Units that may be issued in the Initial Closing shall be 100,000 Units, but in any event not less than the number of Units that provides the Partnership with cash subscription proceeds of $2,000,000.

(iii)        If subscriptions for the minimum number of Units have not been received and accepted by May 8, 2015, which is one year from the effective date of the Prospectus, then all monies deposited by subscribers shall be promptly returned to them. Such subscribers shall receive any interest earned on their subscription proceeds from the date the monies were deposited in escrow through the date of refund, without deduction for any fees. Notwithstanding the foregoing, on the Initial Closing Date the General Partner and the Manager shall each pay not less than $1,000,000 in cash to the Partnership to purchase Units at a discounted purchase price to reflect that no selling commissions or dealer manager fees are being paid with respect to such Units, all of which shall be applied towards the minimum subscription proceeds stipulated in (ii) Section 5.5(ii).

(iv)        The Partnership may withdraw subscription proceeds from escrow and begin its activities, in the General Partner’s sole discretion, upon receipt and acceptance of the minimum subscription proceeds stipulated in Section 5.5(ii).

(v)         Compensation to the Dealer Manager and all participating broker-dealers must be a cash commission based solely on the amount of initial subscriptions. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Partnership, directly or indirectly, shall be taken into consideration in computing the amount of allowable selling commission and no indeterminate compensation shall be paid.

Section 5.6           Acceptance of Subscriptions.

(i)          Acceptance of subscriptions is discretionary with the General Partner. The General Partner may reject any subscription for any reason it determines in its sole discretion to be appropriate.

(ii)         Subscriptions shall be accepted or rejected by the General Partner within 30 days after their receipt by the General Partner; provided, that prior to the Initial Closing Date, the acceptance of subscriptions by the General Partner shall be subject to the requirements of Section 5.5(iii). If a subscription is rejected, then all of the subscriber’s funds shall be returned to the subscriber promptly, without interest , unless the subscriber’s funds are being returned because subscriptions for the minimum number of Units have not been received by the time specified in Section 5.5(ii) (in which case any interest earned on the subscription funds while held in the escrow account will be paid to the subscriber as provided in Section 5.7(ii)), and without deduction for any fees.

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(iii)        The Unitholders shall be admitted to the Partnership as follows:

(a)          once subscriptions for the minimum number of Units have been received and accepted by the General Partner, the General Partner shall set the Initial Closing Date, which shall be no later than 15 days after the release of the minimum required subscription proceeds from the escrow account; or

(b)          if a prospective Unitholder’s subscription proceeds are received by the Partnership after the Initial Closing Date, the General Partner shall set an Interim Closing Date not later than the last day of the calendar Month in which the General Partner accepted the prospective Unitholder’s Subscription Agreement.

Section 5.7           Capital Contributions of the General Partner; Payment of Subscriptions.

(i)          The General Partner shall not be required to make any additional Capital Contributions to the Partnership, except as set forth in Section 5.5(iii).

(ii)         A prospective Unitholder shall pay the subscription amount designated on his Subscription Agreement entirely in cash at the time of subscribing. A prospective Unitholder shall receive interest on the amount he pays from the time his subscription proceeds are deposited in the escrow account until his subscription proceeds are paid to the Partnership. All interest distributions shall be in the ratio that the number of Units acquired by each Unitholder multiplied by the number of days the Unitholder’s subscription proceeds were held in the escrow account bears to the sum of that calculation for all Unitholders whose subscription proceeds were paid to the General Partner at the same time.

Section 5.8           Incentive Distribution Rights.

On the Initial Closing Date, for services rendered or to be rendered to or for the benefit of the Partnership, the General Partner and Holdings will each be issued 50% of the Incentive Distribution Rights. The termination of the Management Agreement shall not forfeit, cancel or otherwise affect the Incentive Distribution Rights issued to either Holdings or the General Partner, except that in the event the Management Agreement is terminated by AECP Operating Company, LLC, a wholly-owned subsidiary of the Partnership, by its delivery of a termination notice to the Manager within 15 business days following (A) the determination by a court that the Manager has defrauded the Partnership or AECP Operating Company, LLC or stolen or misappropriated any of the assets or funds of AECP Operating Company, LLC and (B) such circumstances have not been cured or remedied (which may include a cash payment) by the Manager within 30 days following such judicial determination (pursuant to Section 10.2(b)(iv) of the Management Agreement), Holdings shall forfeit all Limited Partner Interests, Incentive Distribution Rights and Incentive Performance Distributions it holds as of the date of such termination of the Management Agreement.

At all times, including at the time the Incentive Distribution Payment is paid to the General Partner or the Common Units are listed on a national securities exchange, the General Partner shall be charged with its percentage of the Partnership’s Direct Costs and Administrative Costs in proportion to its share of revenues.

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Section 5.9           Profits Interests.

The Incentive Distribution Rights are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43, and the Partnership, the General Partner, and Holdings shall file all federal income tax returns consistent with such characterization. By executing this Agreement, each Partner authorizes and directs the Partnership to elect to have the “safe harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “IRS Notice”), including any similar safe harbor in any finalized revenue procedure, revenue ruling or United States Treasury Regulation, apply to any Incentive Distribution Right or other interests issued by the Partnership for services rendered to or on behalf of the Partnership. For purposes of making such safe harbor election, the Partner designated as the “tax matters partner” pursuant to this Agreement is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Partnership and, accordingly, execution of such safe harbor election by the “tax matters member” constitutes execution of a “safe harbor election” in accordance with the IRS Notice or any similar provision of any final pronouncement. The Partnership and each Partner hereby agree to comply with all requirements of any such safe harbor, including any requirement that a Partner prepare and file all federal income tax returns reporting the income tax effects of each interest issued by the Partnership in connection with services in a manner consistent with the requirements of the IRS Notice or other final pronouncement.

Section 5.10         Interest and Withdrawal.

Subject to Section 5.6(ii) and Section 5.7(ii), no interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.11         Partnership Funds.

(i)          The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and Assets of the Partnership, whether or not in the General Partner’s possession or control.

(ii)         The General Partner shall not employ, or permit any Person to employ, the Partnership’s funds or Assets in any manner except for the exclusive benefit of the Partnership and shall prohibit the commingling of any funds of the Partnership with funds of any other Person; provided, however, that the General Partner may establish a fiduciary account pursuant to which subtrust accounts are maintained for the benefit of other Group Members if the Partnership’s funds are protected from the claims of the other Group Members and their creditors.

(iii)        Advance payments to the General Partner, the Manager or their respective Affiliates are prohibited, except where necessary to secure tax benefits of prepaid drilling costs. These payments, if any, shall not include nonrefundable payments for completion costs prior to the time that a decision is made that the well or wells warrant a completion attempt.

(iv)        The Partnership’s funds may not be invested in the securities of another Person except in the following instances:

(a)          investments in working interests, undivided lease interests, royalty interests, production payments, mineral interests or other interests in oil and gas properties made in the ordinary course of the Partnership's business;

(b)          temporary investments made in compliance with Section 5.11(v);

(c)          multi-tier arrangements meeting the requirements of Section 5.11(vii);

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(d)          investments involving less than 5% of the Partnership’s capital which are a necessary and incidental part of a transaction for a Property Acquisition; and

(e)          investments in entities established solely to limit the Partnership's liabilities associated with the ownership or operation of property or equipment, provided, in such instances duplicative fees and expenses shall be prohibited.

(v)         Until proceeds from the offering of Units are invested in the Partnership's operations, such proceeds may be temporarily invested in income producing short-term, highly liquid investments, where there is appropriate safety of principal, including, but not limited to, U.S. Treasury Bills. Any such income shall be allocated pro rata to the Partners providing such Capital Contributions.

(vi)        Any proceeds of the offering of Units of the Partnership not used, or committed for use, as evidenced by a written agreement, in the Partnership's operations within one year of the Offering Termination Date, except for necessary operating capital, must be distributed pro rata to the Unitholders as a return of capital, and the General Partner shall reimburse the Unitholders for selling, management fees and offering expenses allocable to the return of capital.

(vii)       Participation in Other Partnerships. If the Partnership participates in other partnerships or joint ventures (multi-tier arrangements), then the terms of any of these arrangements shall not result in the circumvention of any of the requirements or prohibitions contained in this Agreement, including the following:

(i)          there shall be no duplication or increase in Organization and Offering Costs, the General Partner’s compensation, Partnership expenses or other fees and costs;

(ii)         there shall be no substantive alteration in the fiduciary and contractual relationship between the General Partner and the Unitholders; and

(iii)        there shall be no diminishment in the voting rights of the Unitholders.

Section 5.12         Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

Section 5.13         Organization and Offering Expenses.

At or promptly after (in any event not later than two (2) Business Days after) the Initial Closing Date, each Interim Closing Date and the Offering Termination Date, the Partnership will reimburse the General Partner in cash any Organization and Offering Expenses actually incurred and paid by the General Partner, up to an amount equal to the product of (a) 1.00% times (b) the aggregate Gross Proceeds on the Initial Closing Date or such Interim Closing Date or the Offering Termination Date, as applicable. Each payment to the General Partner pursuant to this Section 5.13 shall be made concurrently with the corresponding payment to the Manager pursuant to Section 5.2 of the Management Agreement in respect of the Initial Closing Date, each Interim Closing Date or the Offering Termination Date, as the case may be.

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Notwithstanding the foregoing, the Partnership shall not reimburse the General Partner, the Manager, or their Affiliates for any Organization and Offering Expenses that would exceed, in the aggregate, an amount equal to 1.5% of the Gross Proceeds on the Offering Termination Date. Additionally, total reimbursements of Organization and Offering Expenses to the General Partner and the Manager under this Agreement and the Management Agreement, respectively, plus the aggregate amount of the monthly management fee paid to the Manager prior to the Offering Termination Date pursuant to Section 5.1 of the Management Agreement, which fee is calculated based on both offering proceeds raised and the Partnership’s average outstanding indebtedness, shall not exceed 15% of the Gross Proceeds received by the Partnership.

Article VI.

Distributions; Allocations and Capital Accounts

Section 6.1           Distributions; Distributions to Record Holders.

(i)          Within 35 days following the end of each Month commencing with the fourth whole Month after the Initial Closing Date, the General Partner shall determine the amount of Available Cash, if any, for such Month, in accordance with U.S. GAAP and taking into account the Partnership’s current and anticipated future operating and capital needs. Commencing with the fourth whole Month after the Initial Closing Date and continuing each Month thereafter until the first to occur of the Listing, the date of the sale of all or substantially all of the Assets of the Partnership Group (the “Liquidity Event”) and the commencement of the Partnership’s liquidation, the General Partner shall determine, in its sole and absolute discretion, whether to distribute Available Cash, if any, in respect of such Month, to the Partners in accordance with Section 6.2.  If the General Partner determines that Available Cash should be distributed for such Month, such distribution shall occur within 45 days following the end of the Month in respect of which such determination of Available Cash is made by the General Partner (the date such distribution is made is referred to as the “Distribution Date”).

(ii)         Notwithstanding Section 6.1(i), in the event of (i) the Listing, distributions shall be made in accordance with Exhibit C as provided in Section 6.4(i)(b), (ii) the Liquidity Event, distributions to the Unitholders shall be subject to distributions to the holders of the Incentive Distribution Rights as provided in Section 6.4(i)(a), and (iii) the dissolution and liquidation of the Partnership, all receipts received during or after the Month in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(iii)        The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(iv)        Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date established by the General Partner for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.2           Distributions of Available Cash.

(i)          Each distribution of Available Cash made by the Partnership pursuant to Section 6.1(i) for any Month until the Offering Termination Date shall be allocated and paid Pro Rata to the Record Holders of Units based upon their respective Percentage Interests (as of the Record Date established for such distribution).

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(ii)         Each distribution of Available Cash made by the Partnership pursuant to Section 6.1(i)  for any Month after the Offering Termination Date and prior to the first to occur of the Liquidity Event and the Listing Date, shall be allocated and paid  Pro Rata to the Record Holders of Units based upon their respective Percentage Interests (as of the Record Date established for such distribution).  In this regard, the General Partner does not expect to pay monthly distributions to the Unitholders at a rate in excess of the Target Rate at any time prior to a Liquidity Event or the Listing Date.

(iii)        After the Liquidity Event, the Liquidity Event Sale Price less the Liquidity Event Distribution Amount shall be distributed Pro Rata to the Record Holders of Units based on their respective Percentage Interests (as of the Record Date established for such distribution) and the Liquidity Event Distribution Amount shall be distributed Pro Rata to the holders of the Incentive Distribution Rights as provided in Section 6.4(i)(a).

(iv)        Upon the Listing each holder of Incentive Distribution Rights shall be entitled to receive either newly issued Common Units or newly issued Subordinated Units of the Partnership as provided in Section 6.4(i)(b).  After the Listing Date, distributions of Available Cash shall be allocated and paid to the Partners as set forth in Exhibit C and Exhibit C shall supersede Section 6.1, Section 6.2(i) and Section 6.2(ii).

(v)         Cash distributions from the Partnership to the General Partner in respect of Partnership Interests shall only be made in conjunction with distributions to the Unitholders and out of funds properly allocated to the General Partner’s account.

Section 6.3           Restrictions on Distributions.

All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

Section 6.4           Incentive Performance Distributions.

(i)          Upon the earlier to occur of (a) the Liquidity Event and (b) the Listing Date, each holder of Incentive Distribution Rights shall be entitled to a distribution (each, an “Incentive Performance Distribution”) as follows:

(a)          with respect to the Liquidity Event, an amount equal to the Liquidity Event Performance Distribution Amount, payable in cash concurrently with the distribution to Record Holders of Units of any portion of the Liquidity Event Sale Price; or

(b)          with respect to the Listing, (x) at the option of such holder of Incentive Distribution Rights exercised by delivery to the General Partner of a notice in writing delivered prior to the distribution pursuant to this Section 6.4(i)(b), the right to receive either (A) newly issued Common Units or (B) newly issued Subordinated Units of the Partnership that, with respect to the right to participate in distributions, are subordinated to distributions on the Common Units, as set forth in Exhibit C hereto, and when issued, are convertible into Common Units on a one-for-one basis as set forth in Exhibit C (subject to appropriate adjustments in the event of any split, combination, recapitalization or other similar event involving the Common Units), which Subordinated Units shall have such rights and obligations determined by the General Partner at the time of the Listing), in either case, in an amount equal to the quotient of (1) the product of 12.5% times the aggregate Listing Performance Distribution Amounts for all Units Outstanding; divided by (2) the Current Market Price; and (y) the right to participate in distributions of Available Cash in excess of the First Distribution Threshold, as set forth in Exhibit C.

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Section 6.5           Capital Accounts.

Capital Accounts shall be maintained and all items of income, gain, deduction, loss or credit shall be allocated among the Partners as provided in Exhibit B.

Article VII.
Management and Operation of Business

Section 7.1           Management.

(i)            On the Initial Closing Date, the Partnership and the Operating Subsidiary entered into the Management Agreement with the Manager. The General Partner shall conduct, direct and manage all activities of the Partnership, including making all decisions for the Partnership that are required to be made, under the Management Agreement. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Unitholder shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(a)          cause the Partnership to enter into and perform its obligations pursuant to the Management Agreement with the Manager, including causing the Partnership to approve or reject any acquisitions, operations or other activities or transactions recommended by the Manager as contemplated by the Management Agreement, supervising the activities of the Manager under the Management Agreement, and to otherwise cause the Partnership to enforce its rights under the Management Agreement;

(b)          cause the Partnership to enter into the Dealer Manager Agreement with the Dealer Manager and to perform the Partnership’s obligations thereunder;

(c)          cause the Partnership and the Operating Subsidiary to acquire interests in oil and gas properties, including Property Acquisitions identified by the Manager pursuant to the Management Agreement;

(d)          cause the Partnership to enter into Hedge Contracts, subject to the provisions of the hedging policy as adopted from time to time by the General Partner’s Board of Directors on behalf of the Partnership;

(e)          on behalf of the Partnership Group, the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

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(f)          on behalf of the Partnership Group, the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or Assets of the Partnership;

(g)          the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the Assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (g) being subject, however, to any prior approval that may be required by Section 7.4 and subject to Article XIV;

(h)          the use of the Assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.7(i), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(i)          the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular Assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(j)          the distribution of Partnership cash;

(k)          the selection and dismissal of employees and officers and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(l)          the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(m)          the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(n)          the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(o)          the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(p)          if the General Partner determines with the consent of the Board and the Manager that the Units may be eligible for listing on a National Securities Exchange, and that such listing would be in the best interests of other holders of Units, the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

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(q)          the purchase, sale or other acquisition of Units or Incentive Distribution Rights;

(r)          the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(s)          subject to Section 7.11(iv), the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(ii)           Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in the Units of any class or Incentive Distribution Rights hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Management Agreement, the Dealer Manager Agreement and the Group Member Agreement of each other Group Member, and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in the Units or Incentive Distribution Rights; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership, the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

(iii)        Prior to the Listing date, all actual and necessary expenses incurred by the Partnership, including, without limitation, costs, fees and expenses payable pursuant to the Management Agreement, the Dealer Manager Agreement, or any participating broker-dealer agreement, may be paid out of Capital Contributions, borrowed funds and revenues of the Partnership, except that funds will not be advanced or borrowed by the Partnership for the purpose of making distributions to the Unitholders if the amount advanced or borrowed would exceed the Partnership’s accrued and received revenues for the previous four quarters, less paid and accrued operating costs with respect to the revenues. To the extent practicable, Direct Costs shall be billed directly to and paid by the Partnership.

(iv)        Prior to the Listing date, the General Partner shall cancel any contract for services between the Partnership and the General Partner or any Affiliates of the General Partner without penalty upon 60 days’ advance notice after such request for cancellation has received the vote of the holders of a Unit Majority.

Section 7.2           Certain Fees Paid to the General Partner.

(i)           Commencing with the first Month after the Offering Termination Date, the Partnership shall pay to the General Partner a management fee in an amount equal to the product of (a) 0.083333% multiplied by (b) the sum of (i) the Gross Proceeds determined as of the last day of the preceding Month and the average outstanding indebtedness of the Partnership (determined on a consolidated basis) during the preceding Calendar Month, payable in cash concurrently with payment to the Manager of the Monthly Management Fee (as defined in the Management Agreement) pursuant to Section 5.1 of the Management Agreement.

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(ii)          In connection with the sale or other disposition by the Partnership Group of all or any portion of the Assets (other than the sale or other disposition in the ordinary course of business of oil, gas or other hydrocarbons produced from the Assets and the sale or other disposition of Assets to the General Partner, the Manager, and their respective Affiliates) (each such payment made to the General Partner in accordance with this sentence, the “GP Disposition Fee”), the Partnership will pay to the General Partner a disposition fee in an amount equal 0.5% of the Contract Sales Price of such Asset(s), payable in cash concurrently with payment by the Operating Subsidiary to the Manager of the Disposition Fee (as defined in the Management Agreement) pursuant to Section 5.4 of the Management Agreement. In addition to the payment of the GP Disposition Fee pursuant to this Section 7.2(ii), the Partnership Group shall pay directly or reimburse the General Partner for all expenses incurred in connection with the any sale or other disposition of any Asset(s).

(iii)         In connection with the financing by the Partnership Group of any Property Acquisition or Asset, the assumption by any Group Member of any Loan(s) with respect to any Property Acquisition or Asset or refinancing by any Group Member of any Loan, the Partnership will pay to the General Partner a fee in an amount equal to 0.25% of the principal amount of any financing incurred (including the Partnership’s initial revolving credit facility) or refinanced by such Group Member or outstanding under any such Loan, payable in cash concurrently with payment by such Group Member to the Manager of the Financing Fee (as defined in the Management Agreement) pursuant to Section 5.5 of the Management Agreement in respect of such financing transaction.

Section 7.3           Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(i), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.4           Restrictions on the General Partner’s Authority.

(i)            Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of the holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to (i) sell, exchange or otherwise dispose of less than all or substantially all of the Assets in furtherance of the purposes and business described in Section 2.4, (ii) sell, or enter into contracts to sell, production from the Assets or (iii) mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Assets of the Partnership Group and shall not apply to any forced sale of any or all of the Assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of the holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, Section 11.1 and Section 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

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(ii)          The General Partner will not cause the Partnership to acquire an interest in an oil and gas property located offshore or located outside of the United States without the approval of the holders of a Unit Majority.

(iii)         Prior to the Listing Date, the General Partner will not take any action with respect to the Assets of the Partnership which the General Partner has determined will not primarily benefit the Partnership, including the utilization of Partnership funds as compensating balances for its own benefit and the commitment of future production.

(iv)         Prior to the Listing date, the General Partner and any Affiliate of the General Partner may not:

(a)          profit by drilling in contravention of its fiduciary obligations to the Unitholders, as provided in Section 5.11 or under any applicable law;

(b)          receive any consideration for operator services provided to the Partnership, which is not anticipated by the General Partner, in excess of the competitive rate or duplicative of any other consideration or reimbursements received under this Agreement, nor benefit by interpositioning itself between the Partnership and the actual provider of the operator services; or

(c)          benefit by interpositioning itself between the Partnership and the actual provider of drilling contractor services.

(v)           Prior to the Listing date, the General Partner and its Affiliates may not accept any rebates or give-ups or participate in any reciprocal business arrangements which would circumvent the provisions of this Agreement.

(vi)         Prior to the Listing of the Partnership’s common equity, the Partnership will not exceed a 50% leverage ratio as determined on an annual basis and the Partnership shall not acquire any property in exchange for Units.

(vii)        The General Partner may not cause the Units to be listed on a National Securities Exchange without the approval of the Board and the Manager.

(viii)        Prior to the Listing Date, the General Partner will not, and shall cause its Affiliates not to, sell, transfer or convey any property to the Partnership, directly or indirectly, unless such sale, transfer or conveyance of property is fair and reasonable to the Unitholders and the following conditions are met:

(a)          The Prospectus shall have disclosed the possibility that the General Partner, the Manager or their respective Affiliates may sell, transfer or convey property to the Partnership and whether or not the property may be sold from an existing inventory. In addition, the Partnership shall not pay an acquisition fee to the Manager in respect of any Property or Prospect acquired by the Partnership from the Manager or any of its Affiliates.

(b)          The property (including any property acquired by the Partnership from the Manager or any of its Affiliates) is sold, transferred or conveyed to the Partnership at cost, unless the seller or transferor has cause to believe that cost is materially more than the fair market value of such property, in which case such sale should be made for a price not in excess of its fair market value; provided however, that if the sale, transfer or conveyance is from an affiliated Program that has held the property for more than two years and in which the General Partner or any of its Affiliates holds interests substantially similar to, or less than, its interest in the Partnership, the sale, transfer or conveyance may be made at fair market value.

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(c)          If the General Partner, the Manager or any of their respective Affiliates sells, transfers or conveys any oil, gas or other mineral interests or property to the Partnership, it must, at the same time, sell to the Partnership an equal proportionate interest in all its other property in the same Prospect.

(d)          During a period of five years from the date of formation of the Partnership, if the General Partner or any of its Affiliates proposes to acquire an interest from an unaffiliated person in a Prospect in which the Partnership possesses an interest or in a Prospect in which the Partnership's interest has been terminated without compensation within one year preceding such proposed acquisition, and (x) none of the General Partner or its Affiliates owns property in the Prospect separately from the Partnership, then none of the General Partner or its Affiliates shall be permitted to purchase an interest in the Prospect; and (y) if the General Partner or its Affiliates currently own a proportionate interest in the Prospect separately from the Partnership, then the interest to be acquired shall be divided between the Partnership and the General Partner or its Affiliates, as applicable, in the same proportion as is the other property in the Prospect; provided, however, if cash or financing is not available to the Partnership to enable it to consummate a purchase of the additional interest to which it is entitled, then none of the General Partner or its Affiliates shall be permitted to purchase any additional interest in the Prospect. The Manager and its Affiliates shall not be subject to this Section 7.4(viii)(d).

(e)          A sale, transfer or conveyance of less than all of the ownership of the General Partner, the Manager or their respective Affiliates in any lease interest or property is prohibited unless the interest retained by the General Partner, the Manager or their respective Affiliates is a proportionate Working Interest, the respective obligations of the General Partner, the Manager or their respective Affiliates and the Partnership are substantially the same after the sale of the interest by the General Partner, the Manager or their respective Affiliates and its interest in revenues does not exceed the amount proportionate to its retained working interest. The General Partner, the Manager or their respective Affiliates may not retain any overrides or other burdens on the interest conveyed to the Partnership.

(f)          If the Partnership acquires property pursuant to a Farmout or joint venture from an affiliated Program, the aggregate compensation of the General Partner or its Affiliates, as applicable, associated with the property and any direct and indirect ownership interest in the property may not exceed the lower of the compensation and ownership interest the General Partner or its Affiliates, as applicable, could receive if the property were separately owned or retained by the Partnership or the affiliated Program.

(g)          If the area constituting a Prospect is subsequently enlarged to encompass any area wherein the General Partner, the Manager or an Affiliate of the General Partner or the Manager or an owns a separate property interest, such separate property interest or a portion thereof shall be sold, or conveyed to the Partnership in accordance with this Section 7.4 if the activities of the Partnership were material in establishing the existence of Proved Undeveloped Reserves which are attributable to such separate property interest and the activities of the Manager or an Affiliate of the Manager, as applicable, were not material in so establishing the existence of such Proved Undeveloped Reserves.

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(h)          The General Partner shall not enter into a Farmout to avoid its paying its share of costs, if any, related to drilling a well on an undeveloped Lease. The Partnership shall not Farmout an undeveloped Lease or well activity to the General Partner, the Manager or their respective Affiliates except as set forth below. Notwithstanding, this restriction shall not apply to Farmouts between the Partnership and another Program managed by the General Partner or its Affiliates, either separately or jointly, provided that the respective obligations and revenue sharing of all parties to the transactions are substantially the same and the compensation arrangement or any other interest or right of the General Partner or its Affiliates is the same, or, if different, the aggregate compensation of the General Partner and its Affiliates is reduced to reflect the lower compensation agreement.

The Partnership may Farmout an undeveloped Lease or Well activity only if the General Partner, exercising the standard of a prudent operator, determines that:

1.          the Partnership lacks the funds to complete the oil and gas operations on the Lease or Well and cannot obtain suitable financing;

2.          drilling on the Lease or the intended Well activity would concentrate excessive funds in one location, creating undue risks to the Partnership;

3.          the Leases or Well activity have been downgraded by events occurring after assignment to the Partnership so that development of the Leases or Well activity would not be desirable; or

4.          the best interests of the Partnership would be served.

If the Partnership Farmouts a Lease or Well activity, the General Partner must retain on behalf of the Partnership the economic interests and concessions as a reasonably prudent oil and gas operator would or could retain under the circumstances prevailing at the time, consistent with industry practices.

If the Partnership sells any of its Asset(s) to the Manager or an Affiliate of the Manager (other than a Farmout to the Manager or an Affiliate of the Manager which shall be subject to this Section 7.4(viii) (h)), then the General Partner exercising the standard of a prudent operator must determine that:

(i) the sales price received by the Partnership from the Manager or such Affiliate, as the case may be, shall not be less than the higher of (A) the costs incurred by the Partnership for such Asset(s) and (B) the fair market value of such Asset(s) as determined by the Partnership; and

(ii) the other terms and conditions of such sale must be fair and reasonable to the Partnership. The conditions set forth in Section 7.4(viii) (c), (d), (e) and (g) above, shall not apply to another Program in which the interest of the General Partner or its Affiliates, as applicable, is substantially similar to or less than its interest in the Partnership.

(i)          The General Partner and its Affiliates shall not retain any Overriding Royalty Interest on the Leases, Prospects and other properties acquired by the Partnership.

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(ix)          Prior to the Listing Date, the General Partner will not, and shall cause its Affiliates not to, purchase or acquire any property from the Partnership, directly or indirectly, unless such purchase or acquisition of property is fair and reasonable to the Unitholders and the following conditions are met:

(a)          A sale, transfer or conveyance, including a Farmout, of any producing or non-producing property from the Partnership to the General Partner or its Affiliates, other than an Affiliated Program, must be made at the higher of cost or fair market value.

(b)          A sale, transfer or conveyance of a producing property from the Partnership to the General Partner or its Affiliates, other than an Affiliated Program in which the interest of the General Partner or its Affiliates, is substantially similar to or less than its interest in the Partnership, shall not be permitted except in connection with the liquidation of the Partnership and then only at fair market value. Any acquisition by the Manager or an affiliate of the Manager of any producing oil or natural gas property from the Partnership must be at fair market value supported by an appraisal of an Independent Expert selected by the General Partner. Any such appraisal of the property must be maintained in the Partnership’s records for at least six years.

(c)          Except in connection with Farmouts or joint ventures made in compliance with Section 7.4(viii) (f), a transfer of a non-producing property from the Partnership to an Affiliated drilling Program must be made at fair market value if the property has been held for more than two years. Otherwise, if the General Partner deems it to be in the best interest of the Partnership, the transfer may be made at cost.

(d)          A transfer of any type of property from the Partnership to an affiliated Production Purchase or Income Program must be made at no more than fair market value if the property has been held for more than six months or there have been significant expenditures made in connection with the property. Otherwise, if the General Partner deems it to be in the best interest of the Partnership, the transfer may be made at cost as adjusted for intervening operations.

However, these prohibitions shall not apply to joint ventures or Farmouts among Affiliated Programs, provided that:

(i)     the respective obligations and revenue sharing of all parties to the transaction are substantially the same; and

(ii)    the compensation arrangement or any other interest or right of either the General Partner or any of its Affiliates is the same in each Affiliated Program or if different, the aggregate compensation of the General Partner or the Affiliate is reduced to reflect the lower compensation arrangement.

(x)            For purposes of Section 7.4(viii) and Section 7.4(ix) , a determination of fair market value must be supported by an appraisal from an Independent Expert. Such opinion and any associated supporting information must be maintained in the Partnership's records for at least six years.

(xi)           Notwithstanding anything to the contrary, any restrictions on the General Partner’s authority under Section 7.4(iii) , Section 7.4(iv) , Section 7.4(v) , Section 7.4(viii) , and Section 7.4(ix) shall terminate and cease to be of any force or effect after the Listing Date.

(xii)         All benefits from marketing arrangements or other relationships affecting the property of the General Partner or its Affiliates, including its Affiliated Programs and the Partnership, shall be fairly and equitably apportioned according to the respective interests of each in the property.

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(xiii)        Any agreement or arrangement which binds the Partnership must be disclosed in the Prospectus.

Section 7.5           Reimbursement of the General Partner.

(i)            Except as provided in Section 5.13, Section 7.2, Section 7.5(ii) and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(ii)            The General Partner shall be reimbursed on a Monthly basis for all of the allocable portion of Administrative Costs or Direct Costs it incurs or payments it makes on behalf of the Partnership Group. The General Partner shall determine the expenses that are allocable to the Partnership Group. All reimbursements under this Section 7.5(ii) shall be supportable as to the necessity thereof and the reasonableness of the amount charged and supported by appropriate invoices or other documentation. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8. The General Partner may be reimbursed for administrative costs, provided such costs are reasonably allocated to the Partnership Group on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No portion of the salaries, benefits, compensation or remuneration of controlling persons shall be reimbursed as administrative costs. Controlling persons include directors, executive officers and those holding 5% or more equity interest in the General Partner or a person having power to direct or cause the direction of the General Partner, whether through the ownership of voting securities, by contract, or otherwise.

A description of the method to be used for allocating costs shall be clearly described in the prospectus and such allocations must be audited annually by the General Partner’s independent certified public accountants. The Partnership Agreement shall require the independent certified public accountants to provide written attestation annually, to be included as part of the Partnership's annual report, that the method used to make allocations was consistent with the method described in the prospectus and that the total amount of costs allocated did not materially exceed the amounts incurred by the General Partner. If the General Partner subsequently decides to allocate expenses in a manner different from that described in the prospectus, such change must be reported to the participants together with an explanation of why such change was made and the basis used for determining the reasonableness of the new allocation method.

Section 7.6           Outside Activities.

(i)           After the Initial Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member. Notwithstanding the foregoing, the General Partner is only required to devote as much of its time to the Partnership as is necessary to manage the affairs of the Partnership and the General Partner may manage multiple partnerships simultaneously.

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(ii)          Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner or Assignee. None of any Group Member, any Unitholder or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee.

(iii)         Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee (including the General Partner). An Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have the right to pursue such potential transaction, agreement, arrangement or other matter only if it first has determined that such opportunity either cannot be pursued by the Partnership because of insufficient funds or because it is not appropriate for the Partnership under the existing circumstances, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, any Unitholder or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires such opportunity for itself, or directs such opportunity to another Person.

(iv)         The General Partner and each of its Affiliates may acquire Units or Incentive Distribution Rights in addition to those acquired on the Initial Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or Incentive Distribution Rights acquired by them. The term “Affiliates” when used in this Section 7.6(iv) with respect to the General Partner shall not include any Group Member.

(v)           The Partners (and the General Partner on behalf of the Partnership) hereby:

(a)          agree that (A) the terms of this Section 7.6, to the extent that they modify or limit a duty, if any, that a Partner (other than the General Partner) may have to the Partnership or another Partner, are reasonable in form, scope and content; and (B) the terms of this section shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Partner (other than the General Partner) may have to the Partnership or another Partner, under the Delaware Act or any other applicable law, rule or regulation; and

(b)          waive a duty, if any, that a Partner may have to the Partnership or another Partner, under the Delaware Act or any other applicable law, rule or regulation to the extent necessary to give effect to the terms of this section;

it being expressly acknowledged and affirmed by the Partners (and the General Partner on behalf of the Partnership) that the execution and delivery of this Agreement by the Partners are of material benefit to the Partnership and the Partners and that the Partners would not be willing to execute and deliver this Agreement without the benefit of this section.

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Section 7.7           Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(i)           The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than its interest costs nor greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans for the same purpose made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. Neither the General Partner nor any Affiliate shall receive points or other financing charges or fees, regardless of amount, although the borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) actually incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.7(i) and Section 7.7(ii), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(ii)         The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member (including the Partnership) may lend funds to the General Partner or any of its Affiliates (other than another Group Member) or to the Manager or any of its Affiliates.

(iii)          No borrowing by any Group Member (including the Partnership) or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Unitholders by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Unitholders) to exceed the amount that would have been distributed to the General Partner of such Affiliate without such borrowing, provided that in no event shall funds be advanced or borrowed by the Partnership for distributions to the General Partner and the Unitholders if the amount of the distributions would exceed the Partnership’s accrued and received revenues for the previous four quarters, less paid and accrued Operating Costs with respect to the revenues. The determination of revenues and costs shall be made in accordance with generally accepted accounting principles, consistently applied.

Section 7.8           Indemnification.

(i)            To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless (i) unless the General Partner has made a good faith determination that the course of conduct which caused such liability was in the best interests of the Partnership and such Indemnitee was acting on behalf of or performing services for the Partnership and did not act in bad faith or engage in fraud, negligence, misconduct or, in the case of a criminal matter, did not act with knowledge that the Indemnitee’s conduct was unlawful; or (ii) with respect to liabilities arising from or out of an alleged violation of federal or state securities laws, unless (1) there has been a successful adjudication on the merits of each count; (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (3) a court of competent jurisdiction approves a settlement of the claims against such Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court has been advised of the position of the Commission and the position of any state securities regulatory authority in which securities of the Partnership were offered or sold as to indemnification of violations of securities laws; provided, further, no indemnification pursuant to this Section 7.8 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Dealer Manager Agreement or Management Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.8 shall be made only out of the tangible net assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

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(ii)          To the fullest extent permitted by law and subject to the Partnership having sufficient funds available, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(i) in defending any claim, demand, action, suit or proceeding relating to acts or omissions with respect to the performance of duties or services on behalf of the Partnership, from time to time, may be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified; provided, that (i) such legal action is initiated by a third party who is not a Unitholder or, if such legal action is initiated by a Unitholder, a court of competent jurisdiction shall have approved such advancement and (ii) upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount together with the applicable legal rate of interest thereon if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.8.

(iii)          The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Dealer Manager Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(iv)          The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine and which is customary in the oil and gas industry, against any liability that may be asserted against, or expense that may be incurred by, the General Partner, its Affiliates and such Persons in connection with the Partnership’s activities or the General Partner’s, its Affiliates’ or such Persons’ activities on behalf of the Partnership; provided, that the Partnership shall not incur the cost of that portion of any insurance which insures the General Partner, its Affiliates or such Persons for any liability as to which the Partnership would not have the power to indemnify the General Partner, its Affiliates or such Persons against such liability under the provisions of this Agreement.

(v)           For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.8(i); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(vi)          In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

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(vii)       An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(viii)       The provisions of this Section 7.8 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(ix)          No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9           Liability of Indemnitees.

(i)            Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Unitholders or any other Persons who have acquired interests in the Units or Incentive Distribution Rights, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee if:

(a)          the Indemnitee determined in good faith that the course of conduct was in the best interest of the Partnership;

(b)          the Indemnitee was acting on behalf of, or performing services for, the Partnership; and

(c)          the Indemnitee did not act in bad faith or engage in fraud, negligence, misconduct or, in the case of a criminal matter, did not act with knowledge that the Indemnitee’s conduct was criminal.

(ii)            Subject to its obligations and duties as General Partner set forth in Section 7.1(i), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents.

(iii)         After the Listing Date, to the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(iv)         Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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Section 7.10         Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(i)            Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates or an Indemnitee, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates or an Indemnitee in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval (after the Listing Date), (ii) approved by the holders of a Unit Majority (excluding Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership); or (v) expressly authorized under the provisions of this Agreement. After the Listing Date, the General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If, either before or after the Listing Date, the General Partner’s Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii), (iv) or (v) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Unitholder or by or on behalf of such Unitholder or any other Unitholder or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. In addition, after the Listing Date, if Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies any of the standards set forth in clauses (iii), (iv) or (v) above or that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. After the Listing Date, in any proceeding brought by any Unitholder or by or on behalf of such Unitholder or any other Unitholder or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any determination by the Board of Directors that the resolution or course of action taken with respect to a conflict of interest satisfies any of the standards set forth in clauses (iii) or (iv) above or any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(ii)          Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties (including fiduciary duty) or standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby, subject to the Delaware Act and any other applicable law, rule or regulation and the implied covenant of good faith and fair dealing imposed under Delaware law. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

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(iii)         Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so: (i) are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Unitholder; and (ii) shall not be required to act in good faith or pursuant to any other duty or standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, subject to the implied covenant of good faith and fair dealing imposed under Delaware law. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(iv)          The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its member(s), if the General Partner is a limited liability company, stockholder(s), if the General Partner is a corporation, or the member(s) or stockholder(s) of the General Partner’s general partner, if the General Partner is a partnership.

(v)           Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any Asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates or any Indemnitee, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates or any Indemnitee to enter into such contracts shall be at its option.

(vi)          The Indemnitees (other than the General Partner) shall not have any duties or liabilities, including fiduciary duties, to the Partnership or any Unitholder and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Indemnitees (other than the General Partner) otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the Indemnitees (other than the General Partner).

(vii)         The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.10.

Section 7.11         Other Matters Concerning the General Partner.

(i)            The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

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(ii)          The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel or fairness opinion of an investment banker) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. Without limiting the forgoing, if the General Partner receives a fairness opinion from an investment banker regarding the fairness, from a financial point of view, of a transaction or the consideration paid or payable in a transaction, including a purchase or sale of property or in connection with Listing, and the General Partner relies on such opinion in taking or omitting to take an action, such action shall be conclusively presumed to have been taken or not taken in good faith.

(iii)          The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

(iv)          The General Partner and any Affiliate shall not render to the Partnership any oil field, equipage, or other services nor sell or lease to the Partnership any equipment or related supplies unless:

(a)          the Person is engaged, independently of the Partnership and as an ordinary and ongoing business, in the business of rendering the services or selling or leasing the equipment and supplies to a substantial extent to other persons in the natural gas and oil industry in addition to any Programs in which the General Partner or an Affiliate has an interest; and

(b)          the compensation, price, or rental therefor is competitive with the compensation, price, or rental of other persons in the area engaged in the business of rendering comparable services or selling or leasing comparable equipment and supplies which could reasonably be made available to the Partnership.

If the Person is not engaged in such a business, then the compensation, price or rental shall be the Cost of the services, equipment or supplies to the Person or the competitive rate which could be obtained in the area, whichever is less. Documentation demonstrating compliance with this Section 7.11(iv) with respect to any subcontractor services provided by the General Partner or its Affiliates shall be maintained for the life of the Partnership.

(v)          Any services for which the General Partner or an Affiliate is to receive compensation, other than those described in this Agreement or the Prospectus, shall be set forth in a written contract which precisely describes the services to be rendered and all compensation to be paid. These contracts shall be cancelable without penalty on 60 days’ prior written notice by Unitholders whose Units equal a majority of the total Outstanding Units.

(vi)          With respect to Units owned by the General Partner or its Affiliates, the General Partner and its Affiliates may not vote or consent on any transaction between the Partnership and the General Partner or its Affiliates.

Section 7.12         Purchase or Sale of Units; Incentive Distribution Rights.

The General Partner may cause the Partnership to purchase or otherwise acquire Units and Incentive Distribution Rights. Such Units and Incentive Distribution Rights shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner. As long as Units and Incentive Distribution Rights are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Units or Incentive Distribution Rights for its own account, subject to the provisions of Articles IV and X.

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Section 7.13         Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all Assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Unitholder hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Article VIII.
Books, Records, Accounting and Reports

Section 8.1           Records and Accounting.

The General Partner shall keep or cause to be kept by the Manager under the Management Agreement at the principal office of the Partnership or Manager appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Unitholders any information required to be provided pursuant to Section 3.4(i). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. Upon the dissolution of the Partnership, the General Partner shall maintain and preserve all books and records with respect to the Partnership’s business for 4 years; provided, that logs, well reports and other drilling data may be kept confidential for a reasonable period of time. In addition, the General Partner shall maintain and preserve during the term of the Partnership and for six years thereafter all accounts, books and other relevant documents which include a record that each Unitholder meets the suitability standards established in connection with an investment in the Partnership, and any appraisal of the fair market value of the Partnership’s Assets, along with associated supporting information.

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Section 8.2           Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3           Reports.

(i)           As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each calendar year prior to the Listing, the General Partner shall use its reasonable commercial efforts to cause to be mailed or otherwise made available, by any reasonable means (including posting on or accessible through the Partnership’s website and by filing with the Commission) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited consolidated financial statements of the Partnership Group and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(ii)           As soon as practicable, but in no event later than (i) 120 days after the close of each calendar year of the Partnership and (ii) commencing with the year following the investment of substantially all of the Partnership’s subscriptions, within 75 days after the end of the first six months of the Partnership’s calendar year, the General Partner shall cause to be mailed or otherwise transmitted to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing the following information:

(a)          Consolidated financial statements of the Partnership Group for such period, including a balance sheet and statements of operations, partners' equity and cash flows prepared in accordance with U.S. GAAP and accompanied by a report of an independent certified public accountant stating that its audit was made in accordance with generally accepted auditing standards and that in its opinion such financial statements present fairly the financial position, results of operations, partners' equity and cash flows in accordance with U.S. GAAP, except that semiannual reports need not be audited.

(b)          A summary itemization, by type or classifications of the total fees and compensation, including any administrative cost reimbursements and operating fees, paid by the Partnership Group, or indirectly on behalf of the Partnership Group, to the General Partner and its Affiliates together with a written attestation that the method used to make allocations was consistent with the method described in the Prospectus and that the total amount of costs allocated did not materially exceed the amounts incurred by the General Partner or if the method used to make allocations has changed, a statement of such change and an explanation of why such change was made and the basis used for determining the reasonableness of the new allocation method. If compensation is paid on a subordinated interest, a reconciliation of all such payments to the conditions precedent and limitations thereto will be included.

(c)          A description of each oil and gas property in which the Partnership Group owns an interest, including the cost, location, number of acres under lease and the interest owned therein by the Partnership, except succeeding reports need contain only material changes, if any, regarding such property.

(d)          A list of the wells drilled or abandoned by the Partnership Group during the period of the applicable report (indicating whether each of such wells has or has not been completed), and a statement of the cost of each well completed or abandoned. Justification shall be included for wells abandoned after production has commenced.

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(e)          A description of all Farmouts, farmins and joint ventures, made during the period of the applicable report, including the General Partner's rationale for the arrangement and a description of the material terms.

(f)          If applicable, (1) a schedule reflecting the total costs of the Partnership Group during the period covered by the applicable report, and where applicable, the costs pertaining to each oil and gas prospect, the costs paid by the General Partner and the costs paid by the other Partners, (2) the total revenues of the Partnership Group, the revenues received or credited to the General Partner and the revenues received or credited to the other Partners, and (3) a reconciliation of such expenses and revenues to the limitations prescribed.

(g)          Beginning with the calendar year succeeding the calendar year in which the Initial Closing Date occurs, a computation of the total estimated oil and gas Proved Reserves of the Partnership Group and dollar value thereof in accordance with the rules and regulations of the Commission and of each Partner's interest in such reserve value. The reserve computations shall be based upon engineering reports prepared by qualified independent petroleum consultants. In addition, there shall be included an estimate, based on the reserve report(s), of the time required for the extraction of such estimated Proved Reserves and the present worth of such reserves, with a statement that, because of the time period required to extract such reserves, the present value of revenues to be obtained in the future is less than if immediately receivable.

(iii)         As soon as possible, and in no event more than 90 days after the General Partner becomes aware that the Partnership’s estimated Proved Reserves have been reduced by 10% or more as compared to the most recent estimate provided to the Parties, excluding any reduction resulting from normal production, sales of reserves or product price changes, a computation and estimate shall be sent to each Partner.

(iv)          After the Partnership commences its operational phase, as soon as possible after the end of each quarter, a quarterly cash receipts and disbursements statement shall be sent to each Partner.

(v)          Upon request by any Administrator, the General Partner shall file with the Administrator a copy of each report set forth in this Section 8.3, concurrently with such report being mailed or made available to each Record Holder of a Unit.

(vi)          The Unitholders and/or their representatives shall be permitted access to all Partnership records, provided that access to the Unitholders List (as defined in ) shall be subject to Section 3.5. Subject to Section 8.1 and the foregoing, a Unitholder may inspect and copy any of the Partnership’s records after giving adequate notice to the General Partner at any reasonable time.

Notwithstanding the foregoing, the General Partner may keep logs, well reports, and other drilling and operating data confidential for reasonable periods of time. The General Partner may release information concerning the operations of the Partnership to the sources that are customary in the industry or required by rule, regulation, or order of any regulatory body.

(vii)         Notwithstanding anything to the contrary, after the Listing Date, the provisions of Section 8.3, other than Section 8.3(vi), shall terminate and cease to bear any force or effect, and after the Listing Date, so long as any class of the Partnership’s Partnership Interests are listed for trading on a National Securities Exchange, the Partnership shall file such annual, quarterly and current reports as required by the rules and regulations of the Commission or such National Securities Exchange.

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Article IX.
Tax Matters

Section 9.1           Tax Returns and Information.

The Partnership shall timely (taking into account applicable extensions) file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable year of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them as soon as available and in no event later than March 15 of each year. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2           Tax Elections.

Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any elections permitted by the Code.

Section 9.3           Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4           Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.2 and B1.2 of Exhibit B in the amount of such withholding from such Partner.

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Article X.
Admission of Partners

Section 10.1         Admission of Unitholders.

(i)            By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger consolidation pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the power of attorney set forth in Section 2.6 and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner, or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.9.

(ii)          The name, mailing address and business telephone numbers of each Limited Partner together with the type and number of Units held shall be listed alphabetically (the “Unitholders List”) on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary and in no event less often than quarterly to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(iii)         With respect to any Limited Partner that holds Units representing Limited Partner Interests for another Person’s account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units at the direction of the Person who is the Beneficial owner, and the Partnership shall be entitled to assume such Limited Partner is so acting without further inquiry.

(iv)         Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(i).

Section 10.2         Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

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Section 10.3         Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

Article XI.
Withdrawal or Removal of Partners

Section 11.1         Withdrawal of the General Partner.

(i)            The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(a)          The General Partner voluntarily withdraws from the Partnership as provided in Section 11.1(ii) (i);

(b)          The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(c)          The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(i) (c); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(d)          A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(e)           (A) If the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise, in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(i) (c), Section 11.1(i) (d), or Section 11.1(i) (e)(A), Section 11.1(i) (e)(B), Section 11.1(i) (e) (C) or Section 11.1(i) (e) (E) occurs, the withdrawing General Partner shall give notice to the Unitholders within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

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(ii)           Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 120 days’ advance notice of its intention to withdraw to the Unitholders; provided, that prior to the effective date of such withdrawal, the Partnership has completed its primary drilling or acquisition activities, the withdrawal is approved by the holders of a Unit Majority (excluding Units owned by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Unitholder or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(i) (b). The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(i) (a), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The successor General Partner shall have an option to purchase at least 20% of the Combined Interest for the value determined by the Independent Expert. In this event, the successor General Partner may elect to pay the purchase price by means of a non-interest bearing unsecured promissory note coming due in no less than five years with equal installments each year. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2         Removal of the General Partner.

The General Partner may be removed as General Partner of the Partnership upon a vote of the holders of a Unit Majority (excluding Units owned by the General Partner, the Manager and their respective Affiliates). Upon the removal of the General Partner, the Departing General Partner and the successor General Partner shall mutually select an Independent Expert to value the Departing General Partner’s General Partner Interest and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the “Combined Interest”). The successor General Partner shall have an option to purchase at least 20% of the Combined Interest for the value determined by the Independent Expert. In this event, the successor General Partner may elect to pay the purchase price by means of an interest bearing unsecured promissory note coming due in no less than five years with equal installments each year. The interest rate shall be that charged on comparable loans.

Section 11.3         Interest of Departing General Partner and Successor General Partner.

(i)             In the event of withdrawal of the General Partner, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase the Combined Interest in exchange for $100.00 in cash.

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(ii)           If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount of $100.00.

Section 11.4         Withdrawal of Unitholders.

No Unitholder shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

Article XII.
Dissolution and Liquidation

Section 12.1         Dissolution.

The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(i)           an Event of Withdrawal of the General Partner as provided in Section 11.1(i) (other than Section 11.1(i) (b)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(ii) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

(ii)          an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(iii)         the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(iv)         at any time there are no Unitholders, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2         Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(i) (a) or Section 11.1(i) (c) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(i) (d), Section 11.1(i) (e) or Section 11.1(i) (vi), then, to the maximum extent permitted by applicable law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

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(a)          the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(b)          if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(c)          the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3         Liquidator.

Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons (which may be the General Partner) to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the holders of a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by the holders of a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the holders of a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4         Liquidation.

The Liquidator shall proceed to dispose of the Assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

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(i)           The Assets may be disposed of by public or private sale or by distribution in kind to a liquidating trust or similar entity for the benefit of the Unitholders on such terms as the Liquidator and such Partner or Partners may agree; provided, however, that distributions in kind may be distributed to the Unitholders if (i) at the time of the distribution, the General Partner provides the Unitholders the right to elect to receive a distribution in kind and the Unitholder exercises such right after being advised of the risks associated with such direct ownership and (ii) there are alternative arrangements in place which assure the Unitholders that they will not, at any time, be responsible for the operation or disposition of the Partnership’s properties. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(iii) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s Assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s Assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s Assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(ii)          Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(iii)         All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(ii) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(iii) ) for the taxable period of the Partnership during which the liquidation of the Partnership occurs.

Section 12.5         Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6         Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership Assets.

Section 12.7         Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8         Capital Account Restoration.

No Unitholder shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

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Article XIII.
Amendment of Partnership Agreement;
Meetings; Record Date

Section 13.1         Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(i)            a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(ii)          admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(iii)         a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(iv)         a change that the General Partner determines, (i) does not adversely affect the Unitholders (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the Listing of the Units or the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, including, but not limited to, any amendments to the provisions of this Agreement, including Exhibit B, to reflect the maintenance of Capital Accounts and allocations typical of a partnership whose units are listed on a National Securities Exchange or (iii) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(v)          a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Month” and the dates on which distributions are to be made by the Partnership;

(vi)         an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(vii)        prior to the Listing, an amendment that is necessary to comply with the NASAA Guidelines;

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(viii)       any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(ix)          an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(x)           an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(xi)          any merger, conveyance or conversion pursuant to Section 14.3(iv) ; or

(xii)         any other amendments substantially similar to the foregoing, including any Roll-Up pursuant to Section 14.6.

Section 13.2         Amendment Procedures.

Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3         Amendment Requirements.

(i)           Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in sub-clause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(ii)          Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations, increase or decrease the profit or loss sharing or required Capital Contribution of any Unitholder or the General Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(iii) , (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option; or (iii) affect the classification of the Partnership’s income and loss for federal income tax purposes without the unanimous approval of all Unitholders.

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(iii)         Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have an adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. In addition, after the Initial Closing Date, the Partnership shall not issue additional Incentive Distribution Rights without the prior approval of Holdings.

(iv)         Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(ii), no amendments shall become effective without the approval of the holders of at least a majority of the Outstanding Units voting as a single class.

(v)          Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4         Special Meetings.

All acts of Unitholders to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Prior to the Listing Date, special meetings of the Unitholders may be called by the General Partner or by Unitholders owning 10% or more of the Outstanding Units. After the Listing Date, special meetings of the Unitholders may be called by the General Partner or by Unitholders owning 20% of the Outstanding Units of a class. Unitholders shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Unitholders wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 15 days after receipt of such a call from Unitholders or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting in the United States mail to the Unitholders either directly or indirectly through the Transfer Agent. A meeting shall be held at a reasonable time and place determined by the General Partner on a date not less than 30 days nor more than 60 days after the mailing of notice of the meeting; provided, that the date for such meeting may be extended for a period of up to 60 days if, in the opinion of the General Partner, such additional time is necessary to permit preparation of proxy or information statements or other documents required to be delivered in connection with such meeting by the Commission or other regulatory authorities. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business, and if any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5         Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

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Section 13.6         Record Date.

For purposes of determining the Unitholders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Unitholders or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Unitholders are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Unitholders entitled to notice of or to vote at a meeting of the Unitholders shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Unitholders entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7         Postponement and Adjournment.

Prior to the date upon which any meeting of Unitholders is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Unitholder entitled to vote at the meeting so postponed of the place, date and hour at which such rescheduled meeting will be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8         Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transaction of any meeting of Unitholders, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Unitholder at a meeting shall constitute a waiver of notice of the meeting, except when the Unitholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

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Section 13.9         Quorum and Voting.

The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units owned by the General Partner) shall constitute a quorum at a meeting of Unitholders of such class or classes unless any such action by the Unitholders requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Unitholders duly called and held in accordance with this Agreement at which a quorum is present, the act of Unitholders holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Unitholders, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Unitholders holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Unitholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Unitholders to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units owned by the General Partner). In the absence of a quorum any meeting of Unitholders may be adjourned from time to time by the affirmative vote of the holders of a Unit Majority entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10         Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Unitholders or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Unitholders or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11         Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Unitholders may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Unitholders owning not less than the minimum percentage of the Outstanding Units (including Outstanding Units owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Unitholders were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice in writing of the taking of action without a meeting shall be given to the Unitholders who have not approved such action. The General Partner may specify that any written ballot submitted to Unitholders for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Unitholder, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Unitholders is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

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Section 13.12         Right to Vote and Related Matters.

(i)         Only those Record Holders of Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Unitholders or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, holders of the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(ii)       With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the Beneficial Owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(ii) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(iii)     Notwithstanding anything in this Agreement to the contrary, the Record Holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter.

Section 13.13         Special Voting Rights.

Notwithstanding any other provision of this Agreement to the contrary, at the request of Unitholders whose Units equal 10% or more of the Outstanding Units, as provided in Section 13.4, the General Partner shall call for a vote by the Unitholders. Unitholders whose Units constitute a Unit Majority may, without the concurrence of the General Partner or its Affiliates, vote to:

(i)	dissolve the Partnership;

(ii)	remove the General Partner and elect a new General Partner as provided in Section 11.1(ii) and Section 11.2;

(iii)	elect a new General Partner if the General Partner elects to withdraw from the Partnership as provided in Section 11.1(ii);

(iv)	approve or disapprove the sale of all or substantially all of the Assets of the Partnership as provided in Section 7.4(i);

(v)	cancel any contract for services with the General Partner or its Affiliates without penalty on 60 days notice as provided in Section 7.11(v);

(vi)	terminate the Management Agreement; and

(vii)	amend this Agreement; provided however:

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(a)	no such amendment may increase the duties or liabilities of any Unitholder or the General Partner or increase or decrease the profit or loss sharing or required Capital Contribution of any Unitholder or the General Partner without the approval of the Unitholder or the General Partner, respectively; and

(b)	no such amendment may affect the classification of Partnership income and loss for federal income tax purposes without the unanimous approval of all Unitholders.

With respect to Outstanding Units owned by the General Partner, the Manager or their respective Affiliates, the General Partner, the Manager and their respective Affiliates may vote or consent on all matters other than the following:

(i)	the matters set forth in Section 13.13 (ii), (iii), and (vi) above; or

(ii)	any transaction between the Partnership and the General Partner or its Affiliates.

In determining the requisite percentage in interest of Units necessary to approve any Partnership matter on which the General Partner and its Affiliates may not vote or consent, any Units owned by the General Partner and its Affiliates shall not be included.

Article XIV.
Merger, Consolidation or Conversion

Section 14.1         Authority.

Subject to Section 14.6, the Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2         Procedure for Merger, Consolidation or Conversion.

(i)          Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership.

(ii)          If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a)          the name and state of domicile of each of the business entities proposing to merge or consolidate;

(b)          the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c)          the terms and conditions of the proposed merger or consolidation;

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(d)         the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)          a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f)          the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(g)         such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(iii)        If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(a)         the name of the converting entity and the converted entity;

(b)         a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(c)         a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(d)         the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(e)         in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

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(f)          in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(g)         the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(h)         such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3         Approval by Unitholders.

(i)          Except as provided in Section 14.3(iv), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of the Unitholders, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(ii)         Except as provided in Section 14.3(iv), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Unitholders, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(iii)         Except as provided in Section 14.3(iv) or Section 14.3(v), after such approval by vote or consent of the Unitholders, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(iv)        Subject to Section 14.6, but notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without approval of the Unitholders, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s Assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Unitholder or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Unitholders and the General Partner with the same rights and obligations as are herein contained.

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(v)           Additionally, subject to Section 14.6, but notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without the approval of Unitholders, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(vi)          Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4         Certificate of Merger or Certificate of Conversion.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or articles of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5         Effect of Merger, Consolidation or Conversion.

(i)          At the effective time of the certificate of merger:

(a)          all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(b)          the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(c)          all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(d)          all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

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(ii)          At the effective time of the articles of conversion:

(a)          the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(b)          all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(c)          all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(d)          all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(e)          a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(f)          the Partnership Units that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

Section 14.6         Roll-Up Limitations.

Notwithstanding anything to the contrary contained in this Article XIV or elsewhere in this Agreement:

(a)          In connection with a proposed Roll-Up, an appraisal of all Partnership Assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a Prospectus used to offer securities of a Roll-Up Entity, then the appraisal shall be filed with the Commission and the Administrator as an exhibit to the registration statement for the offering. Thus, an issuer using the appraisal shall be subject to liability for violation of Section 11 of the Securities Act of 1933 and comparable provisions under state law for any material misrepresentations or material omissions in the appraisal.

Partnership Assets shall be appraised on a consistent basis. The appraisal shall be based on all relevant information, including current reserve estimates prepared as set forth in this Agreement, and shall indicate the value of the Partnership’s Assets as of a date immediately before the announcement of the proposed Roll-Up transaction. The appraisal shall assume an orderly liquidation of the Partnership’s Assets over a 12-month period.

The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Partnership and the Unitholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the Unitholders in connection with a proposed Roll-Up.

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(b)          In connection with a proposed Roll-Up, Unitholders who vote “no” on the proposal shall be offered the choice of:

(i)          accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up; or

(ii)         one of the following:

(a)          remaining as Unitholders in the Partnership and preserving their Units in the Partnership on the same terms and conditions as existed previously; or

(b)          receiving cash in an amount equal to the Unitholders’ pro rata share of the appraised value of the net Assets of the Partnership based on their respective number of Units.

(c)          The Partnership shall not participate in any proposed Roll-Up which, if approved, would result in the diminishment of any Unitholder’s voting rights under the Roll-Up Entity’s chartering agreement. In no event shall the democracy rights of Unitholders in the Roll-Up Entity be less than those provided for under this Agreement. If the Roll-Up Entity is a corporation, then the democracy rights of Unitholders shall correspond to the democracy rights provided for in this Agreement to the greatest extent possible.

(d)          The Partnership shall not participate in any proposed Roll-Up transaction which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity. The Partnership shall not participate in any proposed Roll-Up transaction which would limit the ability of a Unitholder to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Units held by that Unitholder.

(e)          The Partnership shall not participate in a Roll-Up in which Unitholders’ rights of access to the records of the Roll-Up Entity would be less than those provided for under this Agreement.

(f)          The Partnership shall not participate in any proposed Roll-Up transaction in which any of the costs of the transaction would be borne by the Partnership if Unitholders whose Units equal a majority of the total Units do not vote to approve the proposed Roll-Up.

(g)          The Partnership shall not participate in a Roll-Up transaction unless the Roll-Up transaction is approved by Unitholders whose Units equal a majority of the Outstanding Units.

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Article XV.
General Provisions

Section 15.1         Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interest at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interest by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 15.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

Section 15.2         Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.3         Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.4         Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 15.5         Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.6         Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 15.7         Third-Party Beneficiaries.

Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

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Section 15.8         Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(i) without execution hereto.

Section 15.9         Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10         Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11         Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 15.12         Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Units is expressly permitted by this Agreement.

Remainder of Page Intentionally Left Blank.
Signature Page Follows.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

American Energy Capital Partners GP, LLC

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Chief Executive Officer and President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner, or without execution hereof pursuant to Section 10.1(i) .

American Energy Capital Partners GP, LLC

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Chief Executive Officer and President

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EXHIBIT A

to the

Second Amended and Restated

Agreement of Limited Partnership

of

American Energy Capital Partners – Energy Recovery Program, LP

Certificate Evidencing Units
Representing Limited Partner Interests
in
American Energy Capital Partners – Energy Recovery Program, LP

No.	Units

In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of American Energy Capital Partners – Energy Recovery Program, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), American Energy Capital Partners – Energy Recovery Program, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 405 Park Avenue, New York, New York 10022. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF AMERICAN ENERGY CAPITAL PARTNERS – ENERGY RECOVERY PROGRAM, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF AMERICAN ENERGY CAPITAL PARTNERS – ENERGY RECOVERY PROGRAM, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE AMERICAN ENERGY CAPITAL PARTNERS – ENERGY RECOVERY PROGRAM, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). AECP GP LLC, THE GENERAL PARTNER OF AMERICAN ENERGY CAPITAL PARTNERS – ENERGY RECOVERY PROGRAM, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF AMERICAN ENERGY CAPITAL PARTNERS – ENERGY RECOVERY PROGRAM, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

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The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the power of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	American Energy Capital Partners – Energy Recovery Program, LP

Countersigned and Registered by:	By:	American Energy Capital Partners GP, LLC

By:		By:
as Transfer Agent and Registrar

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[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT/TRANSFERS MIN ACT Custodian
	(Cust)	(Minor)
TEN ENT — as tenants by the entireties	under Uniform Gifts/Transfers to
Minors Act (state)
JT TEN — as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations, though not in the above list, may also be used.

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ASSIGNMENT OF COMMON UNITS
American Energy Capital Partners – Energy Recovery Program, LP

FOR VALUE RECEIVED, _______________________________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint ______________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of American Energy Capital Partners – Energy Recovery Program, LP

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Date:	NOTE: This signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
SIGNATURES MUST BE GUARANTEED BY A MEMBER OF THE FIRM OF THE FINANCIAL INDUSTRY REGULATORY AUTHORITY, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED

(Signature)

(Signature)

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EXHIBIT B

ALLOCATIONS AND TAX PROCEDURES

B1.1         Definitions. In addition to the capitalized terms used in the Agreement, as used in this Exhibit B, the following terms shall be defined as follows:

“Adjusted Capital Account” means the Capital Account, with respect to each Partner, maintained for such Partner as of the end of each taxable year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation sections 1.704-2(g) and 1.704-2(i)(5)), and (b) decreased by (i) adjustments that, as of the end of such taxable year, are reasonably expected to be made to such Partner’s Capital Account under Treasury Regulation section 1.704-1(b)(2)(iv)(k), (ii) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Partner in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-1(b)(2)(ii), and (iii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section B1.3(c)(i) or Section B1.3(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section B1.2(d).

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section B1.3.

“Agreed Value” of any Contributed Property or Adjusted Property means the fair market value of such property at the time of contribution or adjustment as determined by the General Partner. The General Partner shall use such method as it determines appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Carrying Value” means (a) with respect to Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all Depreciation and Simulated Depletion charged to the Partners’ Capital Accounts in respect of such Contributed Property or Adjusted Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section B1.2(d) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

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“Contributed Property” means each property or other asset, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted hereunder, such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Depreciation” means, for any Fiscal Year or other period, except as provided in Treasury Regulation section 1.704-3(d)(2), an amount equal to the depreciation, amortization, or other cost recovery deduction (other than depletion or Simulated Depletion) allowable with respect to an asset for such year or other period, except that, if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation will be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; except that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section B1.2(b) and shall not include any items specially allocated under Section B1.3(d).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section B1.2(b) and shall not include any items specially allocated under Section B1.3(d).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in section 705(a)(2)(b) of the Code), Simulated Depletion or Simulated Loss, that, in accordance with the principles of Treasury Regulation section 1.704- 2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning assigned to such term in Treasury Regulation section 1.704-2(b)(3).

“Partner Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulation section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation section 1.704-2(i), are attributable to Partner Nonrecourse Debt.

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“Partnership Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulation section 1.704-2(d).

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Common Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest in Partnership Capital” means, at any time of determination and as to any Partner, the percentage of the total distributions that would be made to such Partner if the Assets of the Partnership were sold for their Carrying Values, all liabilities of the Partnership were paid in accordance with their terms, all items of Partnership income, gain, loss and deduction were allocated to the Partners in accordance with this Exhibit B, and the resulting net proceeds were distributed to the Partners in accordance with the terms of this Agreement. The foregoing definition of Percentage Interest in Partnership Capital is intended to result in a percentage that corresponds with that defined as “partner’s proportionate interest in partnership capital” in Treasury Regulation sections 1.613A-3(e)(2)(ii) and 1.704-1(b)(4)(v), and Percentage Interest in Partnership Capital shall be interpreted consistently therewith.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section B1.3(c)(i), Section B1.3(c)(ii), Section B1.3(c)(iii), Section B1.3(c)(iv), Section B1.3(c)(v), Section B1.3(c)(vi), Section B1.3(c)(vii) or Section B1.3(c)(ix).

“Simulated Basis” means, with respect to each oil and gas property, the Carrying Value of such property. For purposes of such computation, the Simulated Basis of each oil and gas property shall be allocated to each Partner in accordance with such Partner’s Percentage Interest in Partnership Capital as of the time such oil and gas property is acquired by the Partnership and shall be reallocated among the Partners in accordance with the Partners’ Percentage Interest in Partnership Capital as determined immediately following the occurrence of an event giving rise to any adjustment to the Carrying Values of the Partnership’s oil and gas properties pursuant to the terms of this Agreement.

“Simulated Depletion” means a depletion allowance computed for each oil and gas property pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2), taking into account Section B1.2(b)(ii) of this Agreement, provided, however, that such Simulated Depletion shall not exceed such oil and gas property’s Simulated Basis prior to the adjustment that is caused by such depletion allowance.

“Simulated Gain or Loss” means the simulated gain or loss computed with respect to a sale or other disposition of an oil and gas property pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(k)(2) as more specifically set forth in Section B1.2(b)(ii) of this Agreement.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section B1.2(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section B1.2(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section B1.2(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section B1.2(d)).

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B1.2         Capital Accounts. The Partnership shall maintain for each Partner a separate Capital Account with respect to the Partnership Interest owned by the Partner in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(a)          Each Partner’s Capital Account shall be increased by (i) the amount of all cash and the Agreed Value of any property contributed to the Partnership by such Partner pursuant to this Agreement, (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section B1.2(b) and allocated with respect to such Partner pursuant to Section B1.3, and (iii) the amount of any Partnership liabilities assumed by such Partner or that are secured by any Partnership property distributed to such Partner, and decreased by (x) the amount of cash or fair market value of property actually or deemed distributed to such Partner pursuant to this Agreement, (y) all items of Partnership deduction and loss (including Simulated Loss and Simulated Depletion) computed in accordance with Section B1.2(b) and allocated to such Partner pursuant to Section B1.3 and (z) the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(b)          For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to this Exhibit B and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided, however, that:

(i)          All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section B1.3.

(ii)         Except as otherwise provided in Treasury Regulation section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under section 754 of the Code which may be made by the Partnership and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss, as the case may be.

(iii)        In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such items, there shall be taken into account Depreciation and Simulated Depletion.

(iv)        For purposes of determining income, gain, loss, and deduction, or any other item allocable to any period, such items will be determined on a daily, monthly or other basis, as reasonably determined by the General Partner using any permissible method under Code section 706 and the related Treasury Regulation.

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(c)          A transferee of a Partnership Interest pursuant to a Transfer shall succeed to the pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred. Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Partnership Interest that may have been transferred during any calendar year shall, if permitted by law, be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Partnership Interest, based upon the interim closing of the books method or such other method as agreed between the transferor and the transferee; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the Treasury Regulation thereunder.

(d)          In accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(f), (a) on an issuance of additional Partnership Interests for cash or Contributed Property (including an Interim Closing Date), (b) immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), (c) upon the issuance of Partnership Interests as consideration for the provision of services, (d) the issuance by the Partnership of a “noncompensatory option” within the meaning of Treasury Regulation Sections 1.721-2(f) and 1.761-3(b)(2) which is not treated as a partnership interest pursuant to Treasury Regulation Section 1.761-3(c), or (e) upon the occurrence of any other event provided in such Treasury Regulation, the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or adjustment shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or adjustment and had been allocated to the Partners at such time pursuant to Section B1.3 in the same manner as any item of gain or loss actually recognized during such period would have been allocated, provided, however, that such adjustments shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership Assets (including cash and cash equivalents) immediately prior to the event triggering such adjustment shall be determined by the General Partner using such method of valuation as it may adopt. The General Partner shall allocate such aggregate value among the Assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties; provided, however, the General Partner, in arriving at such valuation must take into account the value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1704-1(b)(2)(iv)(h)(2).

(e)          Subject to Section C1.2(d) of Exhibit C, immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section C1.2 or Section C1.3 of Exhibit C by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section B1.2(e) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any converted Subordinated Units (“Retained Converted Subordinated Units”) or Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

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B1.3        Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section B1.2(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)          Net Income. After giving effect to the special allocations set forth in Section B1.3(c), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i)          First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section B1.3(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section B1.3(b)(ii) for all previous taxable periods; and

(ii)         The balance to all Unitholders, Pro Rata based on their respective Percentage Interests.

(b)          Net Loss. After giving effect to the special allocations set forth in Section B1.3(c), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)          First, 100% to the Unitholders, Pro Rata based on their respective Percentage Interests; provided, however, that Net Losses shall not be allocated pursuant to this Section B1.3(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii)         The balance, if any, 100% to the General Partner.

(c)          Allocations on Liquidation. Notwithstanding any other provisions of this Exhibit B, in the year in which the Partnership dissolves and winds up pursuant to Article XII including a Liquidity Event and all subsequent years, all items of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in a manner reasonably determined by General Partner as shall cause to the nearest extent possible the Capital Account of each Partner to equal the amount to that would be distributed to each Partner if distributions on liquidation were made in accordance with Section 6.2 and Section 6.4 of the Agreement.

(d)          Special Allocations. Notwithstanding any other provision of this Section B1.3, the following special allocations shall be made for such taxable period in the following order and priority:

(i)          Partnership Minimum Gain Chargeback. Notwithstanding the other provisions of this Section B1.3, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. This Section B1.3(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.

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(ii)         Chargeback of Minimum Gain Attributable to Partner Nonrecourse Debt. Notwithstanding the other provisions of this Section B1.3 (other than Section B1.3(d)(i)), except as provided in Treasury Regulation section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section B1.3(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)        Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulation promulgated under section 704(b) of the Code, the deficit balance, if any, in each Partner’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that, an allocation pursuant to this Section B1.3(d)(iii) shall be made only if and to the extent that such Partner would have a deficit in such Partner’s Adjusted Capital Account after all other allocations provided in this Exhibit B have been tentatively made as if this Section B1.3(d)(iii) were not a part of this Agreement. This Section B1.3(d)(iii) is intended to be a “qualified income offset” as that term is used in Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)        Stop Loss. No amount of loss or deduction shall be allocated pursuant to Section B1.3(a) to the extent that such allocation would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account). All loss and deductions in excess of the limitation set forth in the preceding sentence shall be allocated among such other Partners, who have positive Adjusted Capital Account balances, in proportion to their respective Partnership Interests until each Partner’s Adjusted Capital Account balance is reduced to zero.

(v)         Gross Income Allocations. In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that, an allocation pursuant to this Section B1.3(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section B1.3 have been tentatively made as if this Section B1.3(d)(v) and Section B1.3(d)(iii) were not in the Agreement.

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(vi)        Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(vii)       Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to such Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)      Nonrecourse Liabilities. For purposes of Treasury Regulation section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix)         Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulation.

(x)          Simulated Depletion and Simulated Loss. Simulated Depletion and Simulated Loss with respect to any oil and gas property shall be allocated among the Partners in proportion to their shares of the Simulated Basis in such property. Each Partner’s share of the Simulated Basis in each of the Partnership’s oil and gas properties shall be determined in accordance with such Partner’s Percentage Interest in Partnership Capital.

(xi)         Simulated Gain. Simulated gain with respect to any oil and gas property shall be allocated among the Partners as provided in Section B1.3(a).

B1.4       Allocations for Tax Purposes.

(a)          Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section B1.3.

(b)          Notwithstanding any provisions herein to the contrary, allocations of depletion with respect to each oil and gas property and gain and losses therefrom shall be governed by the following:

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(i)          For purposes of such computations, the federal income tax basis of each oil and gas property shall be allocated to each Partner in accordance with such Partner’s Percentage Interest in Partnership Capital as of the time such oil and gas property is acquired by the Partnership, and shall be reallocated among the Partners in accordance with the Partners’ Percentage Interest in Partnership Capital as determined immediately following the occurrence of an event giving rise to an adjustment to the Carrying Values of the Partnership’s oil and gas properties pursuant to the terms of this Agreement (or at the time of any material additions to the federal income tax basis of such oil and gas property). Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under section 613A(c)(7)(D) of the Code and Treasury Regulation sections 1.613A-3(e)(2)(ii) and 1.704-1(b)(4)(v); provided, however, that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to any oil and gas properties, in such manner as determined consistent with the principles of section 704(c) of the Code and Section B1.4(c) hereof.

(ii)         For purposes of the separate computation of gain or loss by each Partner on the taxable sale or other disposition of an oil and gas property, the amount realized from such sale or disposition shall be allocated (i) first, to the Partners in an amount equal to the Simulated Basis in such oil and gas property and in the same proportion as their shares thereof were allocated, and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains; provided, however, that the Partners understand and agree that the General Partner may authorize special allocations of tax basis and amount realized, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to any oil and gas properties, in such manner as determined consistent with the principles of section 704(c) of the Code and Section B1.4(c) hereof.

(iii)        Each Partner shall separately keep records of its share of the adjusted tax basis in each oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the Partnership, each Partner shall advise the Partnership of its adjusted tax basis in each oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Partnership may rely on such information and, if it is not provided by the Partner, may make such reasonable assumptions as it shall determine with respect thereto.

(c)          Notwithstanding any provisions contained herein to the contrary, solely for federal (and applicable state and local) income tax purposes, items of income, gain, depreciation, depletion, amortization, gain, loss or amount realized with respect to property for which a Book-Tax Disparity exists shall be allocated so as to take into account the variation between the Partnership’s tax basis in such property and its Carrying Value consistent with Treasury Regulation sections 1.704-1(b)(4)(i) and 1.704-3(d).

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(d)          For the proper administration of the Partnership, the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income or deductions); and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under section 704(b) or section 704(c) of the Code. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section B1.4(d) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code and would not have a material adverse effect on any Partner.

(e)          All recapture of income tax deductions resulting from the taxable sale or other disposition of Partnership property shall, to the maximum extent possible, be allocated to the Partner to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Partner is allocated any gain from the disposition of such property.

(f)          All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code; provided, however, that in the event such an election is made under section 754 of the Code, such allocations, once made, shall be adjusted (in any manner determined by the General Partner as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.

(g)          In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(s) and 1.704-1(b)(4)(x), if Capital Account balances are reallocated among Partners in accordance with Section B1.2(d)(ii), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership will make corrective allocations to take into account the Capital Account reallocation.

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EXHIBIT C

MINIMUM QUARTERLY DISTRIBUTION AND SUBORDINATED UNITS

Part I.     Minimum Quarterly Distribution.

C1.1 Definitions. In addition to the capitalized terms used in the Agreement, as used in this Exhibit C, the following terms shall be defined as follows:

“First Target Distribution” means, commencing on and continuing after the Listing Date, an amount equal to 115% of the Minimum Quarterly Distribution per Unit per Quarter.

“Second Target Distribution” means, commencing on and continuing after the Listing Date, an amount equal to 125% of the Minimum Quarterly Distribution per Unit per Quarter.

“Third Target Distribution” means, commencing on and continuing after the Listing Date, an amount equal to 150% of the Minimum Quarterly Distribution per Unit per Quarter.

C1.2        Establishment of Minimum Quarterly Distribution. In connection with the Listing, the General Partner shall determine and establish an amount per Unit per Quarter that shall be its targeted Quarterly distribution amount for each Quarter after the Listing, which amount may be subject to adjustments (the “Minimum Quarterly Distribution”) based upon the forecast of the Partnership and the General Partner’s determination of the ability of the Partnership to pay distributions at the Targeted Rate for the succeeding twelve months. After the Listing Date, distributions of Available Cash shall be allocated and paid to the Partners as set forth in Section C1.3 and Section C1.3 shall supersede Section 6.1, Section 6.2(i) and Error! Reference source not found. of the Agreement.

C1.3        Distributions of Available Cash.

(a) No Subordinated Units Outstanding. During any period in which no Subordinated Units are Outstanding, within 45 days following the end of each Quarter commencing with the first full Quarter after the Listing Date, Available Cash with respect to any Quarter shall be allocated and distributed to the Partners as follows:

(i)          First, (x) 2% to the General Partner and (y) 98% to the Unitholders holding Units, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iii)        Second, (x) 2% to the General Partner and (y) 98% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iv)        Third, (x) 2% to the General Partner, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(v)         Fourth, (x) 2% to the General Partner, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

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(vi)        Thereafter, (x) 2% to the General Partner, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) 50% to all Unitholders, Pro Rata.

(b)          Subordinated Units Outstanding. Pursuant to Section 6.4 of the Agreement, upon a Listing, the holders of Incentive Distribution Rights may elect to receive either Common Units or Subordinated Units. If holders of Incentive Distribution Rights elect to receive Subordinated Units, then during any period in which Subordinated Units are Outstanding, within 45 days following the end of each Quarter commencing with the first full Quarter after the Listing Date, Available Cash with respect to any Quarter shall be allocated and distributed to the Partners as follows:

(i)          First, (x) 2% to the General Partner and (y) 98% to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)         Second, (x) 2% to the General Partner and (y) 98% to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage, if any, existing with respect to such Quarter;

(iii)        Third, (x) 2% to the General Partner and (y) 98% to the Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv)        Fourth, (x) 2% to the General Partner and (y) 98% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v)         Fifth, (x) 2% to the General Partner, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi)        Sixth, (x) 2% to the General Partner, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii)       Thereafter, (x) 2% to the General Partner, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) 50% to all Unitholders, Pro Rata.

Part II     Subordinated Units.

C2.1 In General. During any period in which Subordinated Units are Outstanding, the rights and obligations of holders of Subordinated Units shall be as set forth in this Exhibit C. The General Partner may, at the time of the issuance of Subordinated Units and in its sole discretion, establish additional rights and obligations of holders of Subordinated Units.

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C2.2      Certain Defined Terms. The following terms, as they relate to Subordinated Units, shall be defined as follows:

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter after the Listing Date, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section C1.3(b).

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit after the Listing Date, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters beginning with the first full Quarter after the Listing Date and ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section C1.3(b) with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Common Units or for which Common Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Common Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Common Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section C2.3 such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Common Units to be included in such calculation shall be that number equal to the difference between (x) the number of Common Units issuable upon such conversion, exercise or exchange and (y) the number of Common Units that such consideration would purchase at the Current Market Price.

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“Subordination Period” means the period commencing on the Listing Date and expiring on the first to occur of the following dates:

(a) the first Business Day following the distribution of Available Cash to Partners pursuant to this Exhibit C in respect of any Quarter beginning with the Quarter ending ____ __, 20__ in respect of which (i) (A) distributions of Available Cash from operating surplus on each of the Outstanding Common Units, Subordinated Units, and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the adjusted operating surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages.

(b) the first Business Day following the distribution of Available Cash to Partners pursuant to this Exhibit C in respect of any Quarter beginning with the Quarter ending ____ __, 20__ in respect of which (i) (A) distributions of Available Cash from operating surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the adjusted operating surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, plus corresponding incentive distributions, if any, and (ii) there are no Cumulative Common Unit Arrearages.

(c)         the date on which the General Partner is removed in a manner described in Section C2.5.

C2.3 Conversion of Subordinated Units.

(a)         All of the Subordinated Units shall convert into Common Units on a one-for-one basis (subject to appropriate adjustments in the event of any split, combination, recapitalization or other similar event involving the Common Units) on the expiration of the Subordination Period.

(b)         A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section C2.4.

C2.4        Special Provisions Relating to the Holders of Subordinated Units.

(a)          Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units in the Agreement; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section C2.3, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units under the Agreement with respect to such converted Subordinated Units, including the right to vote as a holder of a Common Unit and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Exhibit B, Section C2.4(b) and Section C2.4(c).

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(b)         A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section C2.3 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section B1.2(e) of Exhibit B.

(c)         The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section C2.3 or Section C2.5 shall not be issued a Common Unit Certificate pursuant to Section 4.1 of the Agreement (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section C2.4(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section C2.4(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

C2.5           Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages. Notwithstanding any provision of the Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis (subject to appropriate adjustments in the event of any split, combination, recapitalization or other similar event involving Common Units); provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section C2.4(c), (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3 of the Agreement.

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